Exhibit G
          This communication does not constitute an offer to purchase or exchange or the solicitation of an offer to sell or exchange any securities of Gemalto N.V. (“Gemalto”) or an offer to sell or exchange or the solicitation of an offer to buy or exchange any securities of Gemplus International S.A. (“Gemplus”).
          Any solicitation of offers to buy any Gemplus shares in the exchange offer will only be made pursuant to a prospectus/offer to exchange and related offer materials that Gemalto expects to make available to holders of Gemplus securities. Investors and security holders are strongly advised to read, when they become available, the prospectus/offer to exchange and related exchange offer materials, as well as any amendments and supplements to those documents because they will contain important information.
          The Gemalto securities referred to herein that will be issued in connection with the exchange offer have not been, and are not intended to be, registered under the U.S. Securities Act of 1933 (the “Securities Act”) and may not be offered or sold, directly or indirectly, into the United States except pursuant to an applicable exemption. The Gemalto securities are intended to be made available within the United States in connection with the exchange offer pursuant to an exemption from the registration requirements of the Securities Act.
          The exchange offer will relate to the securities of a non-U.S. company and will be subject to disclosure requirements of a foreign country that are different from those of the United States. Financial statements included in this document will be prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.
          It may be difficult for you to enforce your rights and any claim you may have arising under U.S. federal securities laws, since Gemalto and Gemplus have their corporate headquarters outside of the United States, and some or all of their officers and directors may be residents of foreign countries. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

GEMALTO N.V.
(formerly Axalto Holding N.V.)
(a public company with limited liability incorporated under the laws of the Netherlands, with its corporate seat in Amsterdam and address at Koningsgracht Gebouw 1, Joop Geesinkweg 541-542, 1096 AX Amsterdam,
the Netherlands)
ISSUE AND ADMISSION TO TRADING ON EUROLIST BY EURONEXT PARIS OF UP TO 34,486,914
ORDINARY SHARES WITH A NOMINAL VALUE OF €1.00 PER SHARE
This prospectus is published in connection with the issue and admission to trading (the “Admission to Trading”), at the request of Gemalto N.V., previously named Axalto Holding N.V. (“Gemalto” or the “Issuer”), of up to 34,486,914 new ordinary shares (the “Offer Shares”) on Eurolist by Euronext Paris.
This prospectus does not constitute an offering of shares by or on behalf of Gemalto.
The Offer Shares will be issued as consideration for the shares of Gemplus International S.A. (“Gemplus”) tendered to the voluntary public exchange offer (the “Offer”) filed by the Issuer with the French Autorité des marchés financiers (the “French AMF”) on June 1, 2006 in connection with the completion of the second step of the combination of Gemalto and Gemplus (the “Combination”). Although the Offer has not yet commenced pending approval from the French AMF on the Offer document (note d’information), the French AMF has already declared the Offer acceptable (recevable) on June 13, 2006 pursuant to decision No. 206C1148. For more information on the Combination and the Offer, see Part I — “The Combination” beginning on page 13 of this prospectus.
This prospectus incorporates by reference the prospectus issued by Gemalto (the “Contribution in Kind Prospectus”) in connection with the completion of the first step of the Combination, i.e. the contribution in kind to Gemalto by the two then largest shareholders of Gemplus of all of their Gemplus shares representing approximately 43.44% of the share capital and 43.49% of the voting rights of Gemplus, which occurred on June 2, 2006. The Contribution in Kind Prospectus was approved by the Netherlands Authority for the Financial Markets (Autoriteit Financiële Markten, the “AFM”) on June 30, 2006.
As of the date of this prospectus, 62,563,539 ordinary shares of the Issuer (the “Existing Shares”) are admitted to trading on Eurolist by Euronext Paris under the trading symbol “GTO”. The Issuer expects that the Admission to Trading of the Offer Shares (the number of Offer Shares to be issued depending upon the number of Gemplus shares tendered in the Offer) will commence on the settlement date of the Offer, which should occur on the third business day following the announcement by the French AMF of the final results of the Offer, which is expected on the ninth business day following the last date of the Offer period.
INVESTING IN GEMALTO’S SHARES INVOLVES RISKS.
SEE ‘‘RISK FACTORS’’ BEGINNING ON PAGE 1 OF THIS PROSPECTUS
TO READ ABOUT THESE RISKS.
This document constitutes a prospectus for the purposes of Article 3 of the European ‘Prospectus’ Directive 2003/71/EC and has been prepared in accordance with Article 3 of the Dutch Securities Act 1995 (Wet Toezicht Effectenverkeer 1995) and the rules promulgated thereunder. This prospectus has been filed with and approved by the AFM on June 30, 2006 and the AFM will provide the French AMF with a notification of such approval together with a copy of this prospectus.
FINANCIAL ADVISOR TO THE ISSUER IN CONNECTION WITH
THE COMBINATION OF GEMALTO AND GEMPLUS
DEUTSCHE BANK AG
Prospectus dated June 30, 2006
This prospectus and the Contribution in Kind Prospectus which is incorporated by reference in this prospectus are available from the website of the Issuer (www.gemalto.com) as well as free of charge upon request to the Issuer at the following address: Koningsgracht Gebouw 1, Joop Geesinkweg 541-542, 1096 AX Amsterdam, the Netherlands

Important Notice
Deutsche Bank AG has acted as the Issuer’s financial advisor in connection with the Combination, and Deutsche Bank AG, Paris branch (collectively with Deutsche Bank AG, “Deutsche Bank”) is acting as presenting bank (établissement présentateur) of the Offer. Deutsche Bank shall not be responsible for any and all information contained in this prospectus relating to the Issuer, its business, assets, operations, financial condition, capitalization and prospects. Other than the information set forth in Part I — “The Combination” of this prospectus, Deutsche Bank has not separetely verified the information contained herein and no representation, warranty or undertaking, express or implied, is made and no liability accepted by Deutsche Bank as to the accuracy or completeness of such information. Each person reviewing this prospectus acknowledges that such person has not relied on Deutsche Bank or any of its affiliates in connection with its investigations of the information contained herein (other than the information contained in Part I - “The Combination” of this prospectus).

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SUMMARY	I
RISK FACTORS	1
1. RISKS RELATING TO THE ISSUER’S BUSINESS	1
1.1. Risks relating to growth of the mobile communication and financial services applications	1
1.2. Uncertainties relating to certain applications still in an early stage of development	1
1.3. Risks relating to the rapid development of microprocessor card technology	2
1.4. Risks relating to the availability of chips, the key component of microprocessor cards	2
1.5. Risks relating to the optimization of chip card production capacity	2
1.6. Risks relating to the failure to satisfy the standards and criteria of industry organizations to which the Issuer’s customers belong	3
1.7. Risks relating to the protection of confidential information and prepaid cards	3
1.8. Risks relating to manufacturing defects in the Issuer’s products	3
1.9. Risks relating to the protection of intellectual property rights	4
1.10. Risks relating to the development of third-party technologies and increases in licensing costs	4
1.11. Risks relating to the seasonal nature of sales in the mobile communication segment	4
1.12. Market risks	5
1.12.1.Currency risks	5
1.12.2.Liquidity risks	5
1.13. Risks relating to the Issuer’s international activities	5
1.14. Risks relating to acquisitions and joint ventures	6
1.15. Risks relating to environmental, health and safety regulations	6
2. RISKS RELATING TO THE ISSUER’S INDUSTRY	6
2.1. Risks relating to competition	6
2.2. Risks relating to technological developments	7
2.3. Risks relating to the decoding of encryption programs	7
3. RISKS RELATING TO THE REORGANIZATION OF THE ISSUER AND ITS OPERATING AS AN INDEPENDENT ENTITY	7
3.1. Risks relating to the Separation Agreement with Schlumberger	7
3.2. Risks relating to Gemalto’s financing	8
3.3. Dependence on the core management team and key personnel	8
4. RISKS RELATING TO THE COMBINATION AND THE OFFER	8
4.1. Market fluctuations may reduce the market value of the Offer Shares as the Combination’s exchange ratio is fixed	8
4.2. The integration of Gemalto and Gemplus may be difficult and expensive and may not result in the benefits currently expected	9
4.3. Regulatory authorities have imposed additional conditions that could reduce the expected benefits of the Combination and may affect the price of the Issuer’s Shares	9
4.4. Change of control provisions in Gemplus’ agreements may result in adverse consequences for Gemalto	9
4.5. Results of Gemalto’s operations may differ significantly from the unaudited pro forma condensed combined financial information relating to the

i

Page
Combination included in the Contribution in Kind prospectus which is incorporated by reference in this prospectus	10
4.6. If the Offer is not successfully consummated for any reason, Gemalto will remain the holder of 43.44% of Gemplus’ share capital and 43.49% of Gemplus’ voting rights, which could impede Gemalto’s ability to realize the full benefits of the Combination	10
4.7. The market value of Gemalto shares could decline upon the increase in its shares available for sale or if one of its significant shareholders sold a substantial number of Gemalto shares	11
PART I. THE COMBINATION	12
PART II. INFORMATION REGARDING THE ISSUER	17
1. PERSONS RESPONSIBLE	17
1.1. Persons responsible for the information given in this prospectus	17
1.2. Declaration by those responsible for this prospectus	17
2. AUDITORS	17
2.1. Names and addresses of the auditors	17
2.1.1. Statutory Auditors of the financial statements of Gemalto N.V.	17
2.1.2. Auditors of the consolidated financial statements of Gemalto N.V. prepared in accordance with IFRS as adopted by the European Union	17
3. SELECTED FINANCIAL INFORMATION	17
4. RISK FACTORS	17
5. INFORMATION ABOUT THE ISSUER	18
6. BUSINESS OVERVIEW	18
7. ORGANIZATIONAL STRUCTURE	18
8. PROPERTY, PLANTS AND EQUIPMENT	18
9. OPERATING AND FINANCIAL REVIEW	18
10. CAPITAL RESOURCES	18
11. RESEARCH AND DEVELOPMENT, PATENTS AND LICENSES	18
12. TREND INFORMATION	18
13. PROFIT FORECASTS OR ESTIMATES	18
14. ADMINISTRATIVE, MANAGEMENT, AND SUPERVISORY BODIES AND SENIOR MANAGEMENT	18
15. REMUNERATION AND BENEFITS	18
16. BOARD PRACTICES	19
17. EMPLOYEES	19
18. MAJOR SHAREHOLDERS	19
19. RELATED PARTY TRANSACTIONS	19
20. FINANCIAL INFORMATION CONCERNING THE ISSUER’S ASSETS AND LIABILITIES, FINANCIAL POSITION AND PROFITS AND LOSSES	19
21. ADDITIONAL INFORMATION	19
22. MATERIAL CONTRACTS	19
23. THIRD PARTY INFORMATION AND STATEMENT BY EXPERTS AND DECLARATIONS OF ANY INTEREST	19
24. DOCUMENTS ON DISPLAY	19
25. INFORMATION ON HOLDINGS	20
PART III. INFORMATION REGARDING THE OFFER SHARES	21
1. PERSONS RESPONSIBLE	21
2. RISK FACTORS	21
3. KEY INFORMATION	21
3.1. Working capital Statement	21
3.2. Capitalization and indebtedness	21
3.2.1. Capitalization and Indebtedness	21
3.2.2. Net liquidity/(indebtedness)	21
3.3. Interest of natural and legal persons involved in the issue	22
3.4. Reasons for the Admission to Trading	22

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4. INFORMATION CONCERNING THE OFFER SHARES TO BE ADMITTED TO TRADING	22
4.1. Description of the type and the class of the Offer Shares being Admitted to Trading — isin	22
4.2. Legislation under which the Offer Shares have been created	23
4.3. Indication of whether the Offer Shares are in registered form or bearer form and whether the Offer Shares are in certificated form or book-entry form	23
4.4. Currency of the Offer Shares	23
4.5. Description of the rights attached to the Offer Shares, including any limitations of those rights, and procedure for the exercise of those rights	23
4.6. Statement of the resolutions, authorizations and approvals by virtue of which the Offer Shares will be issued	28
4.7. issue date of the Offer Shares and expected date of admission to trading	28
4.8. Restrictions on the free transferability of the Offer Shares	28
4.9. Mandatory takeover bids and/or squeeze-out and sellout rules in relation to the Offer Shares	29
4.10. An indication of public takeover bids by third parties in respect of the Issuer’s equity, which have occurred during the last financial year and the current financial year	30
4.11. Information concerning withholding taxes	30
5. PLAN OF DISTRIBUTION OF THE OFFER SHARES AND THE EXCHANGE RATIO FOR THE OFFER SHARES	31
5.1. Plan of distribution and allotment	31
5.2. exchange ratio for the Offer Shares	31
6. ADMISSION TO TRADING AND DEALING ARRANGEMENTS	31
6.1. Statement regarding the application for admission to trading on a regulated market	31
6.2. Regulated markets on which securities of the same class as the Offer Shares are already admitted to trading	31
6.3. Information concerning any simultaneous operations	32
6.4. Entities which have a firm commitment to act as intermediaries in secondary trading	32
6.5. Stabilization	32
7. SELLING SECURITIES HOLDERS	32
8. EXPENSE OF THE ISSUE	32
8.1. estimate of the total expenses of the issue	32
9. DILUTION	32
10. ADDITIONAL INFORMATION	33
10.1. Statement regarding the Issuer’s Financial Advisor	33
10.2. Auditors’ Report	34
10.3. Confirmation of Information Reproduced in the Securities Note	34
10.4. Third Party Sources	34
INCORPORATION BY REFERENCE	35

SUMMARY
This summary must be read as an introduction to this prospectus. Any decision to invest in any shares issued by the Issuer should be based on a consideration of this prospectus as a whole, including the documents incorporated by reference and the risks of investing in these shares set out in “Risk Factors”. This summary is not complete and does not contain all the information that you should consider in connection with any decision relating to the shares issued by the Issuer.
No civil liability will attach to us in respect of this summary, including the summary consolidated financial data included herein, or any translation thereof, unless it is misleading, inaccurate or inconsistent when read together with the other parts of this prospectus. Where a claim relating to information contained in this prospectus is brought before a court in a state within the European Economic Area, the plaintiff may, under the national legislation of the state where the claim is brought, be required to bear the costs of translating this prospectus before the legal proceedings are initiated.
1. THE ISSUER
Gemalto is a public company with limited liability (naamloze vennootschap) incorporated under the laws of the Netherlands. It is registered with the trade register of the Amsterdam Chamber of Commerce and Industry under number 27255026, and has its corporate seat in Amsterdam. Gemalto’s business address is Koningsgracht Gebouw 1, Joop Geesinkweg 541-542, 1096 AX Amsterdam, the Netherlands.
Gemalto was formerly known as “Axalto Holding N.V.” It changed its corporate name on June 2, 2006 upon completion of the Contribution in Kind in connection with the Combination, according to a decision of its General Meeting of shareholders held on January 31, 2006.
Gemalto’s securities are not listed on a regulated market in the Netherlands. Its Existing Shares are listed on Eurolist by Euronext Paris. In this respect, certain French legislative and regulatory provisions also apply to the Issuer.
For a more detailed description of the Issuer and legislation and regulations applying to it, see Part II — Section 5 “Information about the Issuer” of the Contribution in Kind Prospectus which is incorporated by reference in this prospectus.
2. THE OFFER SHARES
Gemalto is applying for Admission to Trading on Eurolist by Euronext Paris of up to 34,486,914 Offer Shares. The Existing Shares and, once issued, the Offer Shares, will all be of the same class and will be identical to each other.
2.1 Share Trading Information
Listing market:
The Issuer’s Existing Shares are admitted to trading on Eurolist by Euronext Paris.
Since September 1, 2005, the Issuer has been part of the SBF 120 index.
Share name, business sector, codes:

Share name:	Gemalto
ISIN code:	NL 0000400653
Symbol:	GTO
Euroclear/Clearstream common code:	019223973

I

Share registry services:
The Issuer’s shareholder register is kept by: Netherlands Management Company B.V. Parnassustoren, Locatellikade 1, 1076 AZ Amsterdam, the Netherlands.
2.2 authorized and issued share capital
The Issuer’s authorized share capital amounts to €150,000,000 and is divided into 150,000,000 shares, with a nominal value of €1 per share. As of the date of this prospectus, the Issuer’s issued and paid-up share capital amounts to €62,563,539 consisting of 62,563,539 shares.
3. THE COMBINATION
The Offer Shares will be issued in connection with the completion of the second step of the Combination, as described below.
On December 6, 2005 in Amsterdam, Gemalto and Gemplus entered into a Combination Agreement (the “Combination Agreement”) governed by French law pursuant to which the two companies agreed to a merger of equals.
The Boards of Directors of each company unanimously approved this merger of equals. The shareholders of Gemalto have also approved the Combination at a general meeting held on January 31, 2006. In addition, the two largest shareholders of Gemplus, the US investment firm Texas Pacific Group (“TPG”) and certain Quandt family entities (the “Quandt Family”), each approved the Combination and have also entered into the Combination Agreement.
The Combination is being completed in two distinct, successive steps:
▪	an increase in the share capital of Gemalto through the Contribution in Kind (as defined below) to Gemalto of the entirety of the Gemplus shares held by TPG and the Quandt Entities (approximately 43.44% of the share capital and 43.49% of the voting rights of Gemplus), such Contribution in Kind having been completed on June 2, 2006 upon satisfaction of all conditions precedent thereto; and
▪	upon completion of the Contribution in Kind, the Offer, which was filed by the Issuer with the French AMF on June 1, 2006, for the balance of the Gemplus shares that Gemalto does not already hold (approximately 56.44% of the share capital and 56.51% of the voting rights of Gemplus). Although the Offer has not yet commenced pending approval from the French AMF on the Offer document (note d’information), the French AMF has already declared the Offer acceptable (recevable) on June 13, 2006 pursuant to decision No. 206C1148.
As part of the first step of this Combination, TPG and the Quandt Family each respectively signed with Gemalto a Contribution Agreement (the “Contribution Agreements”) under the terms of which they irrevocably agreed to contribute to Gemalto, upon the satisfaction of certain conditions precedent, all Gemplus shares that they held, namely 159,305,600 shares representing approximately 25.18% of the share capital and 25.21% of the voting rights of Gemplus and 115,508,200 shares representing approximately 18.26% of the share capital and 18.28% of the voting rights of Gemplus respectively (the “Contribution in Kind”). The Contribution in Kind was in exchange for newly issued ordinary shares (the “Contribution in Kind Shares”) issued through an increase in the share capital of Gemalto reserved to TPG and the Quandt Family which was carried out at the exchange ratio of 2 Gemalto Consideration in Kind Shares for 25 contributed Gemplus shares, i.e. an aggregate of 21,985,104 Contribution in Kind Shares representing approximately 35.14% of the share capital and 35.29% of the voting rights of Gemalto respectively allocated to TPG and the Quandt Family as follows: 12,744,448 Contribution in Kind Shares representing approximately 20.37% of the share capital and 20.46% of the voting rights of Gemalto issued to TPG and 9,240,656 Contribution in Kind Shares representing approximately 14.77% of the share capital and 14.83% of the voting rights of Gemalto issued to the Quandt Family.
See Part I — “The Combination” of this prospectus for a more detailed description of this operation.

II

4. SELECTED FINANCIAL DATA
The tables below show the Issuer’s key annual financial data for the years ended December 31, 2004 and 2005, drawn from the financial statements shown in Part II — Sections 20.1.1 “Consolidated balance sheets ended December 31, 2005”, 20.1.2 “Consolidated income statements ended December 31, 2005” and 20.1.4 “Consolidated statements of cash flows ended December 31, 2005” of the Contribution in Kind Prospectus which is incorporated by reference in this prospectus. The financial data shown below should be read in connection with the financial statements mentioned above and with Part II — Sections 5.2 “Investments”, 9 “Operating and financial review” and 10 “Capital resources” of the Contribution in Kind Prospectus which is incorporated by reference in this prospectus.
Consolidated income statement data:

In thousands of US$	Year ended December 31,
	2004	2005
Revenue	960,427	992,332

Cost of sales	(644,635)	(671,537)

Gross profit	315,792	320,795
Operating expenses
Research and engineering	(64,108)	(67,340)
Sales and marketing	(110,823)	(114,226)
General and administrative	(56,257)	(59,000)
Other income, net	4,035	(224)

Operating income	88,639	80,005

Finance income (expenses), net	(6,044)	1,360
Share of profit (loss) of associates	262	1,145

Profit before income tax	82,857	82,510
Income tax expense	(25,878)	(23,243)

Profit for the period	56,979	59,267

Attributable to
Equity holders of the company	56,291	57,072
Minority interest	688	2,195

Basic earnings per share (in US dollars)	1.40	1.41
Diluted earnings per share (in US dollars)	1.38	1.38
In thousands
Average number of shares outstanding	40,295	40,423

Average number of shares outstanding assuming dilution	40,697	41,365

III

Consolidated balance sheets data:

In thousands of US$	Year ended December 31,
	2004	2005
Cash and cash equivalents	223,820	259,284
Trade and other receivables	250,409	230,959
Inventories	122,492	93,331

Goodwill	311,310	276,252
Intangible assets	26,557	21,732

Total assets	1,113,998	1,043,995

Borrowings (current portion)	8,592	1,835
Borrowings (non-current portion)	30,249	6,908

Minority interest	7,059	2,869
Capital & reserves attributable to company’s equity holders	702,220	698,759
Consolidated statements of cash flows ended December 31, 2004 and 2005:

In thousands of US$	Year ended December 31,
	2004	2005
Net cash provided by operating activities	170,378	106,153
Net cash used in investing activities	(36,734)	(33,391)
Net cash provided by (used in) financing activities	36,174	(34,360)
5. SUMMARY OF ESSENTIAL RISK FACTORS
Gemalto’s investors and shareholders are urged to pay careful attention to the main risk factors highlighted in this prospectus.
Risks relating to the Issuer’s business
▪	risks relating to growth of the mobile communication and financial services applications;

▪	uncertainties relating to certain applications still in an early stage of development;

▪	risks relating to the rapid development of microprocessor card technology;

▪	risks relating to the availability of chips, the key component of microprocessor cards;

▪	risks relating to the optimization of chip card production capacity;

▪	risks relating to the failure to satisfy the standards and criteria of industry organizations to which the Issuer’s customers belong;

▪	risks relating to the protection of confidential information and prepaid cards;

▪	risks relating to manufacturing defects in the Issuer’s products;

▪	risks relating to the protection of intellectual property rights;

▪	risks relating to the development of third-party technologies and increases in licensing costs;

▪	risks relating to the seasonal nature of sales in the mobile communication segment;

▪	market risks;

▪	risks relating to the Issuer’s international activities;

▪	risks relating to acquisitions and joint ventures; and

▪	risks relating to environmental, health and safety regulations.

IV

Risks relating to the Issuer’s industry
▪	risks relating to competition;

▪	risks relating to technological developments; and

▪	risks relating to the decoding of encryption programs.
Risks relating to the reorganization of the Issuer and its operating as an independent entity
Risks relating to the Combination and the Offer
▪	market fluctuations may reduce the market value of the Offer Shares as the Combination’s exchange ratio is fixed;

▪	the integration of Gemalto and Gemplus may be difficult and expensive and may not result in the benefits currently expected;

▪	regulatory authorities have imposed additional conditions that could reduce the expected benefits of the Combination and may affect the price of the Offer Shares;

▪	change of control provisions in Gemplus’ agreements may result in adverse consequences for Gemalto;

▪	results of Gemalto’s operations may differ significantly from the unaudited pro forma condensed combined financial information relating to the Combination included in the Contribution in Kind Prospectus which is incorporated by reference in this prospectus;

▪	if the Offer is not successfully consummated for any reason, Gemalto will remain the holder of 43.44% of Gemplus’ share capital and 43.49% of Gemplus’ voting rights, which could impede Gemalto’s ability to realize the full benefits of the Combination; and

▪	the market value of Gemalto shares could decline upon the increase in its shares available for sale or if one of its significant shareholders sold a substantial number of Gemalto shares.
Any of these risks could adversely affect Gemalto’s business activity, its financial condition or the price of its Shares.
Other risks and uncertainties of which Gemalto is currently unaware or that it deems not to be significant, as of the date of this prospectus, could also adversely affect its business activities, financial condition and the price of its Shares. Notably, see Part II — Section 12 “Trend Information” of the Contribution in Kind Prospectus which is incorporated by reference in this prospectus.
6. GEMALTO’S BUSINESS
6.1 Overview
Gemalto participates in the secure plastic card market on a worldwide basis, and in the point of sales terminals, computer software, security services and several other markets on a regional and local basis. The Issuer is the world leader of microprocessor card shipments, with a global presence and expertise in all major areas of microprocessor card applications. In 2004, it had a market share of 22.6%, compared with 20.4% for its nearest competitor. Thanks to its strong presence in countries with large populations and experiencing rapid growth, Gemalto is also the second-largest supplier of chip cards, which include both microprocessor and memory cards, providing 20.4% of the global volume of sales of chip card in 2004 (source: Gartner 2005).
In 2005, Gemalto generated revenue of $992 million and net income of $59 million.
Gemalto has two main business lines:
▪	Cards, which includes chip card products, software and services sold for the following applications: Mobile Communication, Financial Services, Public Sector, Network Access, Prepaid phone communications and others; and

▪	Point-of-sale terminals, which includes payment terminals, software, services and solutions sold to banks for their retail market.

V

6.2 Competitive strengths
Gemalto believes that its main competitive strengths are:
▪	its ability to identify, assess and pursue market opportunities for new chip card products and services;

▪	its balanced portfolio of products, including a strong presence in the mobile communication, financial services, public sector and network access businesses;

▪	its presence in all of the world’s major areas of economic activity, allowing it to balance growth risks and seize opportunities as soon as they present themselves;

▪	its ability to provide high quality, individually customized products in high volumes and at reduced prices;

▪	its ability to produce and deliver rapidly on a local level thanks to its global presence, ‘virtual factory’ production concept and production and logistics expertise;

▪	its ongoing commitment to research and development of secure microprocessor card applications, which is reflected by its long track record of successful innovation;

▪	its significant intellectual property portfolio, which is actively managed in order to encourage market growth and the use of microprocessor cards, which are developed continually;

▪	its experienced management team, which has ensured the growth of the business and developed defined, uniformly applied policies and processes to manage and develop its people. Gemalto encourages internal promotion, international experience, gender and cultural diversity and anticipates market trends and developments through targeted recruiting; and

▪	its culture of excellence, customer service, innovation, time to market and profitability, as well as its creed of conducting business according to high ethical standards.
6.3 Strategy
The strategy of the new Gemalto entity resulting from the Combination will be based on the following principles:
▪	the development and commercialization of high-end products (multimedia cards, mobile television, control of the use of digital components etc.);

▪	the acceleration of SIM, USIM and RUIM based solutions as well as banking chip cards;

▪	the implementation of partnerships and client-specific solutions;

▪	the strengthening of client-dedicated research and development to achieve innovation and customized solutions for clients ;

▪	the development of new markets in areas such as identity in the digital world, aimed at private clients and governmental agencies, depending on growth opportunities and with the combined research and development and sales and marketing efforts;

▪	the improvement of industrial proceedings ;

▪	a stronger efficiency in relations with suppliers ;

▪	the constant search for efficiency and technological, industrial, commercial and financial synergies inside the new group.
Gemalto expects to be able to extend its product offering’s quality to its clients and to redefine what the industry and itself can offer in terms of products and secured platforms, to accelerate the development and promotion of new norms for new applications of its technologies and, more generally, to release new products and develop its manufacturing capacities.
7. BOARD OF DIRECTORS AND SENIOR MANAGEMENT
Gemalto is managed by a Board of Directors (Bestuur), presided over by a Chairman (Bestuursvoorzitter), to be appointed by the Board of Directors from among its members. Pursuant to the Combination Agreement and according to a decision of Gemalto’s General Meeting of shareholders held on January 31, 2006 Gemalto’s Articles of Association have been modified to contain a transitional provision in connection with the Combination, pursuant to which the Issuer now has a director with the title of “Executive Chairman” (Executive Bestuursvoorzitter) who fulfills tasks that would otherwise be fulfilled by the Chairman of the Board. The Executive Chairman is appointed by the General Meeting of shareholders upon a proposal put forth by the Board of Directors. The function of
 VI

Executive Chairman exists for a period of 18 months starting on the date the appointment of an Executive Chairman has become effective (i.e. June 2, 2006) and ending 18 months later.
The effective date of appointment of the new directors by the General Meeting of shareholders held on January 31, 2006 was June 2, 2006. The effective date of appointment of Alex Mandl as Executive Chairman was June 2, 2006, for a period of 18 months, beginning on June 2, 2006 and ending on December 2, 2007.
The General Meeting of shareholders appoints the Chief Executive Officer, based on the proposal put forward by the Board of Directors. The Chief Executive Officer handles the day-to-day management of the Issuer and represents the Issuer with respect to third parties solely or together with all directors acting jointly.
The Board of Directors
As at the date of the completion of the Contribution in Kind, i.e. June 2, 2006, the composition of the Board of Directors was as follows:

Name (Age)	Current Position	Independent	Initially Appointed	Term Expires	Principal functions and other offices held outside Gemalto
Alex Mandl (62)	Executive Chairman	No	2006	2008	Director of Gemplus

Olivier Piou (47)	Chief Executive Officer	No	2004	2008	Director of Gemplus

Kent Atkinson (60)	Director	Yes	2005	2009	Senior independent director and chairman of the audit committees of Coca-Cola HBC and telent plc, non-executive director and Chairman of the audit committees of Standard Life Assurance Company and of Standard Life’s Life and Pensions board and member of Standard Life’s investment committee

David Bonderman (63)	Director	No	2006	2009	Principal and General Partner, Texas Pacific Group

John de Wit (59)	Director	Yes	2004	2008	Board of Advice, Nextrategy, Boer & Croon B.V.

Geoffrey Fink (36)	Director	No	2006	2008	Partner, Texas Pacific Group

Johannes Fritz (51)	Director	No	2006	2009	Head of the Quandt family office

John Ormerod (57)	Director	Yes	2006	2009	Senior independent director and chairman of the audit committee of Misys, a UK listed software company, member of the Board and chairman of the audit committee of Transport for London, and member of the group audit committee of HBOS, a UK listed bank.

Michel Soublin (60)	Director	Yes	2004	2007	Member of the Supervisory Board of Atos Origin, Director of Gemplus

Arthur van der Poel (57)	Director	Yes	2004	2008	Chairman of the Board of Directors of MEDEA plus and member of the Supervisory Boards of ASML DHV and PSV Eindhoven
 VII

An eleventh member of the Board of Directors will be appointed at a future General Meeting of shareholders.
The Senior Executive Officers
As at the date of completion of the Contribution in Kind, i.e. June 2, 2006, Gemalto’s Senior Executive Officers were as follows:

Name	Age	Function
Alex Mandl	62	Executive Chairman

Olivier Piou	47	Chief Executive Officer

Charles Desmartis	48	Chief Financial Officer

Frans Spaargaren	50	Chief Administrative Officer

Jean-François Schreiber	33	Strategy and Ventures

Christophe Pagezy	47	Mergers and Acquisitions

Philippe Cabanettes	50	Human Resources

Jean-Pierre Charlet	52	General Counsel and Company Secretary

Ernest Berger	51	North America

Eric Claudel	40	Latin America

Teck Lee Tan	47	North Asia

Martin McCourt	44	South Asia

Jacques Seneca	46	Europe

Xavier Chanay	43	CIS, Middle East and Africa
8. HOW TO OBTAIN ADDITIONAL INFORMATION
The Issuer’s Articles of Association are available for inspection in Dutch, English (unofficial translation) and French (unofficial translation) at the Issuer’s address at Koningsgracht Gebouw 1, Joop Geesinkweg 541-542, 1096 AX Amsterdam, the Netherlands and on the Issuer’s website (www.gemalto.com).
Minutes of the Issuer’s General Meetings of shareholders, the annual accounts and the annual report are available for inspection at the above address and on the Issuer’s website.
 VII

RISK FACTORS
1.	RISKS RELATING TO THE ISSUER’S BUSINESS
1.1.	Risks relating to growth of the mobile communication and financial services applications
Mobile communication products are characterized by declining sales prices over the life of these products, particularly as Gemalto and its competitors bring new, more advanced products. For this reason and in order to foster its future growth and profitability, the Issuer is targeting new opportunities in the mobile communication business that require high-end microprocessor cards. The Issuer intends to take advantage of the development of new value-added services, such as email access, internet browsing, mobile commerce, information services and video conferencing, which are now accessible thanks to new mobile communication standards, to provide increasingly sophisticated microprocessor cards and related software and services. The deployment of these new standards has been delayed, however, by the slowdown in the telecommunication industry since 2001, which has affected the Issuer’s revenues and profits in this sector over the past few years. The decline in prices attributable to product lifecycles has been exacerbated in recent years due to a number of factors, including general economic conditions, increased competition from local manufacturers, particularly in China, decreased demand from telecommunication companies, mobile communication operators stepping up their cost-cutting measures and overproduction of microprocessor cards. Despite signs that the slowdown in the global telecommunications industry has come to an end, this trend could continue as mobile communication operators increasingly focus on reducing their supply costs, including the cost of microprocessor cards. Delays in the deployment of new mobile communication standards or the development of new value-added services, consolidation between operators or slower than expected growth in the telecommunications industry may lead the Issuer to record lower revenue and profits in its mobile communications business than projected.
Regarding financial services, the Issuer hopes to achieve substantial growth in both its financial cards and its point-of-sale (“POS”) terminals businesses from the migration from existing magnetic card-based payment systems around the world to systems which rely on microprocessor card technology. An important driver of this change to microprocessor card-based systems will be migration to the Europay, MasterCard and Visa (“EMV”) standard. However, in markets in which magnetic stripe cards are widely used, there is a reluctance to switch to the EMV standard in view of the associated costs. Migration to the EMV standard has been delayed in several countries, while in other countries, such as the United States, there is currently no timetable for migration. Further delays or failure to migrate to EMV-compliant systems in these countries could result in lower than anticipated revenue and profits in this field of business. In addition, the migration to EMV-compliant systems has been accompanied in certain countries by severe pricing pressure due to the intense competition surrounding the migration, as most global and regional chip card manufacturers compete for large initial card orders from financial institutions at the time of migration. It has also led to the use of low-end cards rather than high-end cards, which generally generate higher margins. These trends could impact the Issuer’s revenues and profits in the financial cards applications.
1.2.	Uncertainties relating to certain applications still in an early stage of development
The use of microprocessor card technology is still uncertain in a number of applications that the Issuer considers to offer strong growth potential, particularly the public sector and access fields of business. Because these applications are in the early stages of development, currently there are no standard-setting bodies or market-wide standards or specifications that recommend or require the use of microprocessor card technology, as is the case in other more established applications such as mobile communication and financial cards. As a result, there are a number of competing technologies for a wide range of applications in these fields of business, including for identity, security, access and privacy applications, some of which could be given preference over microprocessor cards. In addition, the adoption of microprocessor card-based systems in the public sector market requires significant investment in infrastructure, including for the nationwide deployment of specialized terminals, servers and software for identity and healthcare applications and, to a lesser extent, for the implementation of contactless technology in the transportation sector. The decision to develop such systems is generally subject to lengthy governmental processes relating to budgeting, planning approvals and competitive bidding that can make microprocessor card technology less competitive than other technologies and hinder the widespread acceptance of the Issuer’s products. Given the scale of projects in this sector and the fact that chip cards are just one component of the system, Gemalto also forms partnerships with system integrators in bidding for certain contracts and its choice of systems integrators can affect its chances of being awarded a contract and consequently increasing its revenues and enhancing its profitability in the sector. Moreover, if the Issuer succeeds in winning contracts, it may be required to commit significant time and resources during the initial stages of each project without any expectation of revenue until future periods, which may make its profits more variable from period to period and adversely affect its share price. Finally, as Gemalto’s products are often tailored for particular projects and because the activity is still emerging, clear trends in pricing have yet to emerge. The Issuer may experience lower than anticipated prices due to intense competition in the bidding process or an overall decline in prices following the introduction of new products or technologies.
1.3.	Risks relating to the rapid development of microprocessor card technology
Gemalto’s principal fields of business are characterized by rapid technological change, continuous improvements in microprocessor chip technology, new applications, new standards, short product cycles and rapid changes in demand. While some of these developments relate to the card body, they more often affect the core secure software and chip technology that adds the most value to the Issuer’s products, such as new chip design concepts, the memory capacity and processing power of microprocessor cards and the software loaded on the chips. The rapid pace of technological change requires the Issuer to commit significant financial and managerial resources to research and engineering in order to introduce new products and improve its existing products as quickly as possible in order to remain competitive. If the Issuer were to fall behind its competitors, fail to keep up with technological developments due to a lack of sufficient or effective investment or make strategic errors, its products and services may become obsolete and it may not be able to maintain or expand its customer base.
1.4.	Risks relating to the availability of chips, the key component of microprocessor cards
Microprocessor card technology is based principally on microprocessor chips, which are manufactured by chip producers that also supply chips for a large number of other applications, such as personal computers, mobile phones, personal digital assistants and automobiles. Fluctuations in demand for chips have led in the past to shortages in chip supply, which in turn have led to increases in the price for chips and caused chip producers to allocate available chips more selectively among their customers. For example, during recent shortages, chip manufacturers have allocated products to clients in other industries, such as the automobile industry, rather than to chip card manufacturers. Certain chip producers that have started or may start in the future to manufacture microprocessor cards may decide in times of shortage to prioritize satisfying the supply needs of their own microprocessor card operations, which may further reduce supply sources. In addition, although the Issuer has made substantial efforts to diversify its chip suppliers with significant global production capacity, its largest chip supplier provides approximately one-third of its total chip requirements. Moreover, there are typically fewer suppliers of new, more advanced chips in the initial stages of commercial development of these new chips. For example, there are currently only six suppliers of chips with 128KB of erasable memory capacity and just three suppliers of the newest generation of chips with 256KB of erasable memory capacity that are available for use in commercial products. For these reasons, in times of shortage the Issuer may not be able to secure adequate supplies of chips at commercially acceptable prices. Certain suppliers may also fail to meet the required quality or delivery criteria, which could cause difficulties in fulfilling orders and responding to shifts in demand, which might cause the Issuer to record lower sales and to lose customers, and could impede it from improving its profitability by shifting the mix of products to include higher-value products that use high-end microprocessor chips. In addition, when a shortage or price increase relates to the chips used to produce higher-margin, value-added products, the Issuer’s operating margins may be adversely affected.
1.5.	Risks relating to the optimization of chip card production capacity
Because its activities are based on orders varying in size and requiring different delivery schedules, the Issuer needs to anticipate demand accurately and allocate its production capacity to such demand in order to meet delivery requirements, best recuperate its fixed costs and maximize its operating margins. In particular, it must make judgments about when and how to allocate production capacity so as to generate the highest margins and optimize the use of its facilities. Any failure to forecast demand accurately or to allocate or organize its production capacity optimally might adversely affect revenue and profitability. In addition, the Issuer must accurately forecast its own need for chips. If it overestimates its requirements, it might be left with high chip inventories that it may not be able to use or may need to use to produce products that could have been produced with less powerful and costly chips, which might lead it to record lower profits on these products.
Finally, recent contracts with customers can include clauses under which the Issuer will be responsible for indirect damages resulting from a breach of contract including, without limitation, penalties for failure to meet delivery schedules. If these clauses are invoked against the Issuer, it would likely need to defend against claims in court, which could be time consuming and expensive, and it might be found to be liable under such clauses.
1.6.	Risks relating to the failure to satisfy the standards and criteria of industry organizations to which the Issuer’s customers belong
Most of Gemalto’s customers, particularly in the financial services business, belong to industry organizations. Many of these organizations have issued their own set of standards and criteria relating to chip card manufacturers’ facilities and products, which must be satisfied in order to be eligible to supply products and services to these customers (see Part II — Section 6.6 “Quality, security and standards” of the Contribution in Kind Prospectus which is incorporated by reference in this prospectus). The Issuer must make significant investments in order to meet these standards and criteria, which tend to change over time. If it fails to meet these standards and criteria, the Issuer may become ineligible to provide products and services that have constituted in the past an important part of its revenue and profits.
1.7.	Risks relating to the protection of confidential information and prepaid cards
In connection with its personalization services, the Issuer routinely handles confidential information relating to its end customers. In the financial services business, for example, the Issuer receives information relating to the card user, including bank account numbers and credit or debit parameters, and generates the personal identification numbers that activate and allow use of the card. Although its personalization activities have been accredited the principal security certifications available from industry organizations and bodies, the Issuer cannot guarantee that it will be able to prevent every attempt, internal or external, to breach its security systems and misappropriate and fraudulently use confidential data. If this were to occur, the Issuer may be forced to defend itself against claims that it is liable for failure to protect confidential information adequately, which might be time consuming and expensive, even if its activities meet all of the security standards and criteria adopted by the industry. In addition, the Issuer also loads value onto prepaid cards, particularly prepaid phone cards, which it must protect from theft while they are in its custody. If these cards are stolen while in its custody, Gemalto’s customers may seek to hold it liable for the aggregate value amounts loaded onto the stolen cards. Finally, a breach of security systems could also adversely affect the Issuer’s reputation, particularly in the financial cards business and the public sector, which it has targeted as important drivers of its future growth.
1.8.	Risks relating to manufacturing defects in the Issuer’s products
Gemalto’s products and services, particularly new products and new versions of existing products, may contain manufacturing defects. As these products and services represent substantial investment and changes in business operations for its customers, serious defects or errors could harm the Issuer’s reputation and extend the time-to-market, while also requiring it to carry out expensive and time-consuming repairs.
Such manufacturing or functional defects could also cause losses to customers, in which case customers could attempt to seek compensation from the Issuer. These claims could be time-consuming and costly to defend and generate unfavorable publicity, causing the Issuer to lose customers. Although its sales and services agreements typically contain provisions designed to limit its exposure to product liability claims, certain laws or unfavorable judicial decisions could limit the effectiveness of these limitation of liability provisions. The Issuer also has product liability insurance that it believes is consistent with industry practice but it cannot guarantee that its present insurance coverage is sufficient to meet any product liability claim against the Issuer or that it will be able to obtain or maintain insurance on acceptable terms or at appropriate levels in the future.

1.9.	Risks relating to the protection of intellectual property rights
The Issuer’s success depends, in part, upon its proprietary technology and other intellectual property rights. If it is not able to defend its intellectual property rights successfully, the Issuer might lose positions and may no longer be able to license out use of these rights to its competitors. The Issuer may also be required to pay significant license fees to third parties to be able to use their technology.
To date, the Issuer has relied primarily on a combination of patent, trade secret and copyright laws, as well as nondisclosure and other contractual restrictions on copying, reverse engineering and distribution, to protect its intellectual property. It cannot guarantee, however, that in future these measures will be sufficient to protect its intellectual property rights or that it will be able to obtain all of the patents for which it applies. Furthermore, the Issuer’s patents may not cover the scope originally sought or offer meaningful protection. Litigation to enforce the Issuer’s intellectual property rights could result in substantial costs and may not be successful. In addition, the laws of certain countries may not protect its products and intellectual property rights to the same extent as the laws of the European Union or the United States. Any inability to protect its intellectual property rights could seriously harm the Issuer’s business, operating performance and financial situation.
Similarly, if third parties claim that the Issuer is infringing their intellectual property rights, the Issuer might be required to incur significant costs and devote substantial resources to defending such claims and ultimately might not be successful. If the Issuer is not successful in defending such claims, it may be forced to obtain licenses under terms that are not necessarily favorable and/or incur substantial liabilities, including indirect damages which are increasingly provided for in contracts with its customers. The Issuer may also be forced to suspend the sale of products or the use of production processes requiring such technologies.
1.10.	Risks relating to the development of third-party technologies and increases in licensing costs
The Issuer benefits from certain licenses, in particular for:
•	trademarks;

•	security and cryptography technology for card operating systems;

•	dual interface technology;

•	public key infrastructure (PKI) technology.
Technology providers often change their existing products by withdrawing old versions of existing products. The Issuer may not be able to adapt its products and services in a timely manner to accommodate such changes and might have to discontinue or change certain products and services. Changes in technology may also be accompanied by significant price increases, which would increase the Issuer’s costs and adversely affect its profitability.
1.11.	Risks relating to the seasonal nature of sales in the mobile communication segment
Gemalto generally earns most of its revenue in the mobile communication segment in the fourth quarter of each year. This is due to major promotions typically conducted by European and American mobile communication operators during the year end holiday season, resulting in higher sales of SIM card products. As a result of this seasonality, revenue, gross profit and operating result of Gemalto is usually significantly lower in the first semester than in the second. Also, negative developments in the fourth quarter of any year would be likely to have a disproportionate impact on operating income for the year, with very limited notice (see “Seasonality” under Part II — Section 9.4 “Other factors affecting results of operations” of the Contribution in Kind Prospectus which is incorporated by reference in this prospectus).

1.12.	Market risks
1.12.1.	Currency risks
Gemalto publishes its audited consolidated financial statements in US dollars. A significant proportion of its revenue, however, is generated in currencies other than US dollars or US dollar-linked currencies, in particular the euro and pounds sterling, the Brazilian real and the Mexican peso. In addition, a significant part of the cost of sale and expenses is generated in currencies other than US dollars. As a result, revenue and gross profit can be highly sensitive to exchange rate fluctuations, principally between the US dollar and the euro. The Issuer may have difficulty managing currency risks and such fluctuations could affect operating income from one year to the next and impact the Issuer’s share price (see “Impact of foreign currency exchange rates” under Part II — Section 9.4 “Other factors affecting results of operations”, “Management of exposure to exchange rate fluctuations” under Part II -Section 9.8 “Market risks” and notes 2 “Summary of significant accounting policies” and 18 “Derivative financial instruments” under Part II — Section 20.1.5 “Notes to the consolidated financial statements for the period ended December 31, 2005” of the Contribution in Kind Prospectus which is incorporated by reference in this prospectus).
1.12.2.	Liquidity risks
In the past, the Issuer has financed its growth partly using liquidity generated by its operations and partly through financing from Schlumberger or external borrowing. Under the terms of Schlumberger’s commitments within the framework of the Separation Agreement (see Part II — Section 22 “Material contracts” of the Contribution in Kind Prospectus which is incorporated by reference in this prospectus), at the time of the IPO the Issuer had a net cash position of $45 million. The Issuer generated net cash flow from operating and investing activities of $133 million in 2004 and $73 million in 2005. At the end of 2005 the Issuer’s net cash position was $251 million. However, it cannot guarantee that the level of net cash will be enough to cover all of the Issuer’s future cash requirements under any circumstances (see Part II — Section 10.2 “Summary and amounts of the Issuer’s cash flows” and notes 2 “Summary of significant accounting policies” and 18 “Derivative financial instruments” under Part II — Section 20.1.5 “Notes to the Consolidated income statements ended December 31, 2005”, respectively of the Contribution in Kind Prospectus which is incorporated by reference in this prospectus).
1.13.	Risks relating to the Issuer’s international activities
Given the international nature of its business, Gemalto is subject to a number of political, regulatory and trade risks, including:
•	restrictions on the repatriation of capital, in particular regulations relating to transfer pricing and withholding taxes on payments made by subsidiaries and joint ventures;

•	unexpected regulatory reforms;

•	customs duties, export controls and other trade barriers;

•	longer accounts receivable payment cycles and difficulties in collecting accounts receivable in certain countries;

•	limited legal protection of intellectual property rights in certain countries;

•	social and political instability (in particular strikes and work stoppages).
The Issuer cannot guarantee that it will be able to manage these risks, many of which are outside its control, or that it will be able to ensure compliance with all applicable regulations without incurring additional costs.
In particular, the Issuer conducts a significant portion of its business in the People’s Republic of China, Russia and the CIS, South Asia, Africa and Latin America. Conducting business in some countries is subject to particular risks which may not arise in other parts of the world, particularly with regard to the regulation of certain prices, uncertainties regarding the application of laws to the industry, as well as the interpretation and enforcement of these laws, currency fluctuations and restrictions on conversion or repatriation of profits.
1.14.	Risks relating to acquisitions and joint ventures
Gemalto has in the past made acquisitions and entered into joint ventures. It may enter into acquisitions, joint ventures or strategic alliances in the future, which may require it to make potentially dilutive issuances of shares and incur debt. The allocation of the price paid to acquire a business usually leads to the revaluation of its existing assets, as well as the identification and recognition of new intangible assets, which results in additional amortization expenses that will reduce the income of the following periods. Transactions of this nature may also result, upon their completion or in the subsequent years, in charges related to the impairment of redundant or overvalued assets, such as, for example, the $25 million expense recorded in 2001 for in-process research and development following the acquisition of Bull-CP8 and the $93 million impairment charge recorded in the fourth quarter of 2002 relating to Bull-CP8’s patent portfolio and core and existing technologies. Furthermore, acquisitions and joint-ventures may also result in costly and disruptive restructurings. These events have had, and similar events in the future may have, an adverse effect on the Issuer’s operating performance, financial situation and share price. Acquisitions involve numerous other risks relating to integration, including the failure to achieve the expected benefits and synergies, the diversion of management’s attention from other business concerns and the loss of key employees. Joint ventures present the risk of conflicts of interest or strategy. Gemalto’s joint venture partners may also be unable to fulfill their obligations under the joint venture agreement or experience financial or other difficulties. If the Issuer is unable to manage all of these risks efficiently, it may be forced to incur extraordinary expenses or charges which may have an adverse effect on its financial situation.
1.15.	Risks relating to environmental, health and safety regulations
Gemalto’s production and personalization operations are subject to environmental, health and safety regulations including local, national and international laws and regulations relating to the handling, transportation, disposal and emission of hazardous wastes and materials such as ink. The Issuer generally does not maintain reserves for environmental remediation. Although it has adopted systems for identifying and managing potential environmental, health and safety liabilities, there can be no assurance that it has identified and is adequately addressing all potential sources of environmental, health and safety risks. As a result, the Issuer cannot guarantee that it will not incur environmental, health or safety losses or that any losses incurred will not have an adverse effect on its operating performance or its financial situation. In addition, potential changes in environmental, health and safety laws or regulations may have an adverse effect on its operating performance or its financial situation.
2.	RISKS RELATING TO THE ISSUER’S INDUSTRY
2.1.	Risks relating to competition
The secure plastic cards market is highly competitive. The Issuer expects competition to increase as existing segments mature and new segments are created. For example, in the mobile communication application, which is one of the largest fields of business for microprocessor cards, competition has become increasingly fierce for low-end microprocessor cards in all regions. This has led the Issuer and some of its competitors to seek to strengthen their positions by offering higher-end products for mobile communication and other applications that require a higher degree of sophistication and expertise. If the Issuer is not able to continue to compete successfully against current or future competitors, it will lose customers, which would affect its operating performance and financial situation.
Gemalto’s current main competitors include chip card producers such as Oberthur Card Systems and Giesecke & Devrient. In the SIM card and financial card fields of business, the Issuer also has to compete with regional manufacturers such as XponCard, MicroElectronica and AustriaCard, as well as local manufacturers, particularly in China such as Datang, Eastcom and Watchdata, which are seeking to leverage their positions in the Chinese market and expand internationally. In addition, as the number of applications for chip card products and services increases, the Issuer may experience competition from companies that are currently its suppliers and strategic partners. For example, chip manufacturers that currently supply it with the microprocessor chips used in Gemalto’s products, such as Infineon Technologies, Samsung and STMicroelectronics, could decide to start to manufacture chip cards through acquisitions or joint ventures, as evidenced most recently by STMicroelectronics’ acquisition of Incard, one of the Issuer’s competitors. Other potential competitors include:
•	operating system developers, such as Sun Microsystems and Microsoft;

•	electronic security product and service providers, such as Entrust, RSA Security and Verisign;

•	wireless device manufacturers such as Nokia, Ericsson and Motorola;

•	systems integrators such as IBM and EDS;

•	wireless infrastructure software providers, such as Amdocs, SmarTrust and Aether Systems.
Some of the Issuer’s current and potential competitors have greater financial and other resources, larger workforces (including research and engineering staff) and customer bases and greater name recognition. These competitors may be able to develop more attractive products and services which are priced more competitively. For example, some of its competitors have greater capabilities in the area of security printing and biometrics, which enables them to offer a broader range of products in these areas and which may serve as a better platform to develop further products. In addition, Gemalto’s competitors may be able to negotiate strategic partnerships on more favorable terms. Many of its competitors have also established relationships with the Issuer’s existing and prospective customers. Increased competition may result in reduced profitability, loss of sales or customers, which in turn could harm the Issuer’s business, operating performance and financial situation.
2.2.	Risks relating to technological developments
Gemalto spends considerable time and resources promoting the use of microprocessor cards, including through the development of new applications and by participating actively in the creation of industry-wide standards and specifications that include microprocessor card technology. There are, however, a number of alternatives to microprocessor card technology, including wireless devices that do not require microprocessor cards, software-based solutions, magnetic stripe cards, MMC/SD cards and USB tokens and products. If these alternative systems develop and become the industry standard, microprocessor card producers would suffer loss of sales and growth opportunities, and may need to invest in new areas of business. In particular, the use of microprocessor cards in the mobile communication applications, which has been one of the main growth drivers in the global microprocessor card industry in the past decade, may be challenged if mobile phone manufacturers decide to incorporate the functions that are currently performed by microprocessor cards directly into the handset. Given the size of the these types of applications, a decision of this kind would have a substantial negative effect on the Issuer’s business and its financial situation.
2.3.	Risks relating to the decoding of encryption programs
Microprocessor cards are equipped with keys that encrypt and decode messages in order to secure transactions and maintain the confidentiality of data. The security afforded by this technology depends on the integrity of the key and the complexity of the algorithms used to encrypt and decode information. Any significant advance in techniques for attacking cryptographic systems could result in a decline in the security of Gemalto’s technology, which in turn could significantly affect the acceptance of or demand for microprocessor card-based products, slow down growth and impact the Issuer’s revenue and anticipated profits.
3.	RISKS RELATING TO THE REORGANIZATION OF THE ISSUER AND ITS OPERATING AS AN INDEPENDENT ENTITY
3.1.	Risks relating to the Separation Agreement with Schlumberger
After the IPO, Gemalto continues to have relationships with Schlumberger under the Separation Agreement (see Part II — Section 22 “Material contracts” of the Contribution in Kind Prospectus which is incorporated by reference in this prospectus). Under the Separation Agreement, Schlumberger has agreed to indemnify Gemalto for all direct losses and associated costs Gemalto or one of its subsidiaries suffers as a result of the Reorganization and not to compete with Gemalto for a period of three years from May 21, 2004 (the settlement date of the Gemalto shares sold by Schlumberger as part of the IPO). The Separation Agreement provides for certain conditions, exceptions and limitations on these obligations. In addition, in the event of a change of control of Gemalto, Schlumberger’s indemnity obligations to Gemalto will terminate. The Issuer’s business or financial situation may be adversely affected if it incurs losses or has to pay costs that are not related to its activities and are not covered by Schlumberger under the Separation Agreement.
Also, under the Separation Agreement, Gemalto has agreed:
•	to indemnify Schlumberger for direct losses and associated costs relating to Gemalto’s activities (the Issuer will continue to be bound by this obligation even if Schlumberger’s indemnification obligation to the Issuer ceases as indicated above);

•	not to compete with Schlumberger’s businesses at the date of the IPO during a three-year period from May 21, 2004 (the settlement date of the Gemalto shares sold by Schlumberger as part of the IPO).
These arrangements could adversely affect Gemalto’s financial situation and profits. In addition, legal disputes over the implementation of these arrangements, or the termination of these arrangements other than in accordance with their terms, may also adversely affect the Issuer’s financial situation and profits.
3.2.	Risks relating to Gemalto’s financing
In the past, Gemalto’s capital requirements have been satisfied by Schlumberger. However, since the IPO, this is no longer the case. The Issuer’s future capital requirements will depend on many factors, including the rate of revenue growth, the timing and extent of spending to support product development efforts, the expansion of sales and marketing activities, the timing of introductions of new products and enhancements to existing products and the market acceptance of its products. The Issuer may need to raise additional funds through a rights issue with or without public equity or debt financing. It may not be able to obtain financing with interest rates as favorable as those that Schlumberger could obtain. If it cannot raise funds on acceptable terms, if and when needed, the Issuer may not be able to develop its business further, invest in new products and services, take advantage of future opportunities or respond to competitive pressures or unanticipated requirements, which could seriously harm its business.
3.3.	Dependence on the core management team and key personnel
Gemalto’s future success depends in part on the loyalty of its existing core senior management team, which has managed its business for a substantial period of time and has significant experience in the industry, as well as on other key personnel, particularly in the areas of research and engineering, product development, marketing, production, supply chain management, financial management and human resources management, as well as field personnel trained in card deployment and management services. The Issuer’s core senior managers and key employees are not obligated to remain with the Issuer for a specified period of time and may choose to leave the Issuer at any time. If it loses the services of one or more of its core senior managers or key employees, or if one or more of them decide to join a competitor or otherwise compete directly or indirectly with Gemalto, the Issuer may not be able to manage its business as efficiently as in the past, which could prevent it from growing as quickly or as profitably as it hopes.
4.	RISKS RELATING TO THE COMBINATION AND THE OFFER
4.1.	Market fluctuations may reduce the market value of the Offer Shares as the Combination’s exchange ratio is fixed
As a specific number of Offer Shares, with no guaranteed market value, have been offered to Gemplus shareholders as consideration for tendering their Gemplus shares to the Offer, the market value of the Offer Shares may fluctuate as soon as they are admitted to trading on Eurolist by Euronext Paris.

4.2.	The integration of Gemalto and Gemplus may be difficult and expensive and may not result in the benefits currently expected
The Combination involves the integration of two large and complex businesses that currently operate independently. The achievement of expected synergies from the Combination will require the integration of various aspects of Gemplus’ business and Gemalto’s business.
Gemplus’ and Gemalto’s goal in integrating their operations is to increase the revenues and earnings of the combined businesses through cost savings, including announced restructuring, planning and operational benefits and, as a combined group, to increase their ability to satisfy the demands of their customers. In so doing, Gemalto may encounter substantial difficulties in integrating its operations with those of Gemplus and fail to achieve the increased revenues, earnings, cost savings and operational benefits that are expected to result from the combination, and it could even incur substantial costs as a result of, among other things:
•	loss of key employees,

•	inconsistencies in standards, controls, procedures and policies, business cultures and compensation structures between Gemalto and Gemplus and the need to implement, integrate and harmonize various business-specific operating procedures and systems, as well as the financial, accounting, information and other systems of Gemalto and Gemplus, and

•	diversion of management’s attention from its other responsibilities as a result of the need to deal with integration issues.
The diversion of management attention and any difficulties encountered from integrating the respective businesses of Gemalto and Gemplus could increase Gemalto’s costs or reduce its revenues, earnings and operating results following completion of Combination. For these reasons, Gemalto and Gemplus may fail to complete successfully the necessary integration or realize any of the expected benefits and synergies. If they are achieved, actual cost savings and operational benefits may be lower than currently expected and may take a longer time to achieve than currently expected.
4.3.	Regulatory authorities have imposed additional conditions that could reduce the expected benefits of the Combination and may affect the price of the Issuer’s Shares
In order to secure the approval of the Combination by the European Commission on May 19, 2006, Gemalto and Gemplus agreed to make a number of concessions in respect of their operations. While Gemalto does not believe that such concessions will have a material adverse effect on its operations, the financial impact on the Issuer, and any impact on the price of its securities, is difficult to predict with certainty.
In addition, antitrust enforcement agencies outside of the European Union frequently review transactions such as the Combination. Any antitrust enforcement agency in a jurisdiction where Gemalto and Gemplus have not filed a notification could at any time take whatever action under the applicable law of the jurisdiction as it deems necessary or desirable in the public interest. Private parties may also bring legal action under the antitrust laws under some circumstances. Although Gemalto believes that the risk is not significant, antitrust, other regulatory agencies or private parties in a jurisdiction where Gemalto and Gemplus have not requested clearance could take action under applicable law to restrict Gemalto’s operations.
4.4.	Change of control provisions in Gemplus’ agreements may result in adverse consequences for Gemalto
Change of control provisions in Gemplus’ agreements may be triggered upon Gemalto’s combination with it and may lead to adverse consequences for Gemalto, including the loss of significant contractual rights and benefits, the termination of joint venture and/or licensing agreements or the need to renegotiate financing agreements.

Gemplus may be a party to joint ventures, licenses and other agreements and instruments that contain change of control provisions that may be triggered upon the completion of the Combination. Gemplus has not provided Gemalto with copies of any of the agreements to which it is party and these types of agreement are not generally publicly available. Agreements with change of control provisions typically provide for, or permit the termination of, the agreement upon the occurrence of a change of control of one of the parties or, in the case of debt instruments, require repayment of all outstanding indebtedness. These provisions, if any, may be waived with the consent of the other party and Gemalto will consider whether it will seek these waivers. In the absence of these waivers, the operation of the change of control provisions, if any, could result in the loss of significant contractual rights and benefits, the termination of joint venture agreements and licensing agreements or require the renegotiation of financing agreements.
In addition, employment agreements with members of the Gemplus senior management and other Gemplus employees may contain change of control clauses providing for compensation to be paid in the event the employment of these employees is terminated, either by Gemplus or by those employees, following the consummation of the Combination. These payments, if triggered, could be substantial and could adversely affect Gemalto’s results of operations in the period they become payable.
Any of these risks could adversely affect Gemalto’s business activity, its financial condition or the price of its shares.
Other risks and uncertainties of which Gemalto is currently unaware or that it deems not to be significant, as of the date of this prospectus, could also adversely affect its business activities, financial condition and the price of its shares.
4.5.	Results of Gemalto’s operations may differ significantly from the unaudited pro forma condensed combined financial information relating to the Combination included in the Contribution in Kind prospectus which is incorporated by reference in this prospectus
The Contribution in Kind Prospectus which is incorporated by reference in this prospectus includes unaudited pro forma condensed combined financial information as of and for fiscal year ended on December 31, 2005 including (i) an unaudited condensed combined balance sheet as of December 31, 2005, assuming that the Combination was consummated as of that date, and (ii) an unaudited condensed combined statement of income for the fiscal year ended December 31, 2005 giving effect to the Combination as if it had been consummated on January 1, 2005. This pro forma financial information is presented for illustrative purposes only and does not necessarily indicate the results of operations or the combined financial position that would have resulted had the Combination been completed at the beginning of the period presented, nor is it indicative of the results of operations in future periods or the future financial position of Gemalto following the Combination. The unaudited pro forma financial information does not reflect any special items such as payments pursuant to change of control provisions or restructuring and integration costs which may be incurred as a result of the Combination. In addition, the financial effects of any business rationalization or synergies are not reflected in the unaudited pro forma condensed combined financial information. Because Gemalto has access only to publicly available financial information about Gemplus’ accounting policies, there can be no assurance that the accounting policies of Gemplus conform to those of Gemalto. Accordingly, Gemalto’s results and financial condition may differ significantly from those portrayed by the unaudited pro forma condensed combined financial information included in the Contribution in Kind Prospectus which is incorporated by reference in this prospectus.
4.6.	If the Offer is not successfully consummated for any reason, Gemalto will remain the holder of 43.44% of Gemplus’ share capital and 43.49% of Gemplus’ voting rights, which could impede Gemalto’s ability to realize the full benefits of the Combination
Subsequent to the Contribution in Kind, Gemalto currently holds 274,813,800 shares of Gemplus, constituting 43.44% of the share capital and 43.49% of the voting rights of Gemplus. If for any reason the Offer is not successfully consummated, Gemalto will continue to hold this large stake plus any further shares it may obtain as a result of the Offer. If Gemalto does not acquire a substantial portion of the remaining outstanding shares of Gemplus in the Offer, its inability to integrate Gemplus with itself could impede its ability to realize the full benefits of the intended Combination.
4.7.	The market value of Gemalto shares could decline upon the increase in its shares available for sale or if one of its significant shareholders sold a substantial number of Gemalto shares
The number of Gemalto shares available for sale or trading in the public markets will increase as a result of the Offer and, assuming acceptance in full of the Offer, the issue of additional shares of Gemalto representing approximately 35.53% of its share capital and 35.63% of its voting rights to former holders of Gemplus shares.
The increase in the number of Gemalto shares eligible for sale or trading, or the perception that sales may occur, could adversely affect the market or the market price of its shares. In addition, Gemalto may in the future issue equity or equity-linked securities to finance its operations. This could adversely affect the market for, or the market price of, its shares.
After completion of the Offer, following the Contribution in Kind by TPG and the Quandt Family pursuant to the Combination Agreement (see Part I — “The Combination” of this prospectus), and assuming that all of the remaining Gemplus shares are tendered, TPG and the Quandt Family will hold respectively 13.99% and 10.14% of the share capital and 14.03% and 10.17% of the voting rights of Gemalto on a non diluted basis, and 13.39% and 9.71% of the share capital and 13.42% and 9.73% of the voting rights of Gemalto on a fully diluted basis, taking into account the number of Gemplus outstanding shares as at May 31, 2006, i.e., 631,867,665 Gemplus shares (excluding the 760,506 Gemplus treasury shares held, as at June 6, 2006, that will not be tendered to the Offer). A sale of these shares could cause the market value of Gemalto shares to decline.

PART I. THE COMBINATION
The Combination Agreement
On December 6, 2005, Gemalto (then Axalto Holding N.V.) and Gemplus entered into the Combination Agreement in Amsterdam, the Netherlands, providing for a merger of equals. The Boards of Directors of each company unanimously approved this merger of equals. The combined entity is named Gemalto N.V. and is a world leader in the digital security market. The shareholders of Gemalto have also approved the Combination at a general meeting held on January 31, 2006. In addition, the two largest shareholders of Gemplus, TPG and the Quandt Family, each approved the Combination and have also entered into the Combination Agreement.
Description of Gemalto
Gemalto is a public company with limited liability (naamloze vennoostschap) incorporated in the Netherlands with headquarters in Amsterdam. Its Existing Shares are listed on Eurolist by Euronext Paris.
Gemalto is a leading provider of microprocessor cards and a major supplier of point-of-sale terminals for use in a variety of applications in the telecommunications, finance, retail, transport, entertainment, healthcare, personal identification, information technology and public sector markets.
Description of Gemplus
Gemplus is a joint stock corporation (société anonyme) incorporated in Luxembourg with headquarters in Luxembourg. Gemplus’ shares are listed on Eurolist by Euronext Paris as well as on NASDAQ, represented by American depositary shares.
Gemplus is a leading player in the smart card industry and delivers a wide range of portable, personalized solutions in areas including identity, mobile telecommunications, public telephony, banking, retail, transport, healthcare, WLAN, pay-TV, e-government and access control.
Summary terms of the Combination
Gemalto’s and Gemplus’ Combination is being executed in two steps, described below. TPG and the Quandt Family have agreed to contribute in kind their Gemplus shares to Gemalto. In connection with the Contribution in Kind, which was completed on June 2, 2006, Gemalto filed the Offer with the French AMF on June 1, 2006 for the remaining Gemplus shares it does not already hold (approximately 56.44% of the share capital and 56.51% of the voting rights of Gemplus). Although the Offer has not yet commenced pending approval from the French AMF on the Offer document (note d’information), the French AMF has already declared the Offer acceptable (recevable) on June 13, 2006 pursuant to decision No. 206C1148.
1. Contributions by TPG and the Quandt Family to Gemalto of their Gemplus shares
TPG and the Quandt Family have each entered into separate Contribution in Kind Agreements with Gemalto on December 6, 2005 pursuant to which each of TPG and the Quandt Family became irrevocably bound to contribute in kind to Gemalto all of the Gemplus shares that each held, in consideration for which each of TPG and the Quandt Family became entitled to receive Gemalto shares to be issued pursuant to a share capital increase reserved to them. Immediately prior to the Contribution in Kind, Gemplus distributed €0.26 per share from its distributable reserves to all its shareholders including TPG and the Quandt Family.
The exchange ratio for the Contribution in Kind was the one provided in the Combination Agreement, i.e. 2 Gemalto Contribution in Kind Shares for every 25 Gemplus shares. TPG and the Quandt Family held respectively 159,305,600 Gemplus shares representing approximately 25.18% of the share capital and 25.21% of the voting rights of Gemplus and 115,508,200 Gemplus shares representing approximately 18.26% of the share capital and 18.28% of the voting rights of Gemplus and as a result have been issued respectively 12,744,448 Contribution in Kind Shares representing approximately 20.37% of the share capital and 20.46% of the voting rights of Gemalto and

9,240,656 Contribution in Kind Shares representing approximately 14.77% of the share capital and 14.83% of the voting rights of Gemalto upon completion of the share capital increase. TPG and the Quandt Family have undertaken not to act in concert in respect of Gemalto. In addition, each of TPG and the Quandt Family have agreed to a 90 day lock-up period on their Gemalto Shares from the completion of the Contribution in Kind, i.e. until August 31, 2006 inclusive.
TPG’s and the Quandt Family’s contributions to Gemalto and Gemalto’s subsequent share capital increase were effected on June 2, 2006. The previous day, Gemalto filed the Offer with the French AMF for all of Gemplus’ remaining shares.
2. Voluntary public exchange offer by Gemalto for the remaining Gemplus shares
Under the terms of the Combination Agreement, Gemalto undertook to file with the French AMF a voluntary public exchange offer for Gemplus’ shares which shall not have been contributed in kind by TPG and the Quandt Family (the Offer).
The exchange ratio for the Offer is 2 Gemalto new shares for every 25 Gemplus shares and is the same as that for the TPG and Quandt Family Contribution in Kind.
Gemplus shareholders who are US persons and holders of Gemplus American depositary shares may participate in the Offer on the basis of an English translation of the Offer document (note d’information) which will receive the French AMF visa, and Gemalto shall have no obligation to register its Shares with the US Securities and Exchange Commission or to list its Shares on a stock exchange in the United States.
Conditions precedent to the Combination
The Combination was subject to the satisfaction of certain customary conditions precedent by no later than October 31, 2006, including in particular:
•	approval by Gemalto’s General Meeting of shareholders. Such General Meeting was held on January 31, 2006 and approved the Combination and the transactions related thereto (including amending Gemalto’s Articles of Association in order that they provide for the Issuer’s new name, Gemalto N.V., as well as the appointment of the Executive Chairman and the appointment of additional members of the Board of Directors), with over 99.9% of the votes cast;

•	approval by Gemplus’ General Meeting of shareholders of a distribution of available reserves in an amount of €0.26 per Gemplus share. Such General Meeting of shareholders was held on February 28, 2006 and decided this distribution;

•	clearance of the Combination by the antitrust authorities which have been notified thereof, including the US Federal Trade Commission and Department of Justice and the EC Directorate General for Competition. Such clearance was obtained on March 8, 2006 and May 19, 2006 respectively;

•	the non occurrence, on the date of completion of the Contribution in Kind, i.e. June 2, 2006, of any event, fact or action which could have a material adverse effect on either Gemalto or Gemplus.
Information relating to the Offer submitted to the French AMF by Gemalto
The Offer falls within the scope of the French AMF’s jurisdiction. Consequently, Gemalto has submitted its Offer and the Offer document (note d’information) to the French AMF. Once the French AMF is satisfied with the disclosure set forth in the Offer document, it will grant its visa thereon and the Offer document will be made public.
Once the Offer document is published, the Offer will be opened for a 25 trading day period during which all Gemplus securityholders will have the opportunity to tender their Gemplus securities to the Offer, according to and pursuant to the terms and conditions specified in the Offer document. Pursuant to applicable French regulations, if the Gemplus shares tendered in the context of the Offer, together with the Gemplus shares already held by Gemalto constitute two-thirds of the share capital and voting rights of Gemplus, Gemalto will reopen the Offer, upon publication of the definitive results of the Offer, for a period of at least 10 trading days. In the event the Offer is reopened, the terms will be identical to those applying during the initial Offer period.
The Offer is not subject to any minimum tender condition pursuant to which the Issuer would withdraw the Offer if a certain number of Gemplus shares or voting rights were not tendered to the Offer. Pursuant to the Offer, Gemalto irrevocably agrees to purchase, by exchanging 2 Offer Shares for 25 Gemplus shares tendered, the following:
-	all Gemplus shares issued to date but not already held by Gemalto (based on a Gemplus share capital composed of 632,628,171 shares and 631,867,665 voting rights), except for 760,506 Gemplus treasury shares that will not be tendered to the Offer, i.e. a total of 357,053,865 representing approximately 56.44% of the share capital and 56.51% of the voting rights of Gemplus;

-	a maximum number of 8,614,900 new Gemplus shares which may be issued in exchange for shares of Gemplus S.A., a French subsidiary of Gemplus, pursuant to the terms of an agreement in effect between Gemplus S.A. shareholders and option holders (this agreement allows such shareholders and option holders to present their Gemplus S.A. shares, including those received as the result of exercising their Gemplus S.A. options, to Gemplus based upon an exchange ratio of 1 Gemplus S.A. share for 50 Gemplus shares); and

-	a maximum number of 62,855,696 new Gemplus shares which may be issued as the result, during the Offer period, of Gemplus’ existing option holders exercising their options to acquire Gemplus shares.
The Offer also extends to the warrant issued by Gemplus on January 7, 2005, or if the warrant is exercised during the Offer period, a maximum of 2,561,973 Gemplus shares that may be issued as a result of the exercise of the warrant. Gemalto is offering the warrant holder to exchange its Gemplus warrant for a Gemalto warrant which would present the same financial characteristics, and grant such warrant holder the right to subscribe to the number of Gemalto shares corresponding to the number of Gemplus shares its Gemplus warrant grants the right to obtain, divided by the exchange ratio of the Offer, as described above. The Gemplus warrant is not admitted to trading on any securities exchange.
The Issuer expects that the Admission to Trading of the Offer Shares (the number of Offer Shares to be issued depending upon the number of Gemplus shares tendered in the Offer) will occur on the settlement date of the Offer, which should occur on the third business day following the announcement by the French AMF of the definitive results of the Offer, which is expected on the ninth business day following the last date of the Offer period.
Clearance of the Combination by antitrust authorities
The Combination is subject to the merger control rules of the European Union, the United States, and other countries, namely Brazil, Colombia, Mexico and Turkey.
1. The European Union
On March 24, 2006, Gemalto duly notified the Combination pursuant to the EU Merger Regulation (Council Regulation (EC) No 139/2004 of 20 January 2004 on the control of concentrations between undertakings). On May 19, 2006, the European Commission approved the Combination subject to conditions.
2. The United States
Gemalto and Gemplus filed notification and report forms under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 on February 6, 2006. The waiting period under Act expired on March 8, 2006 without any objections from the US competition authorities.

3. Other Countries
To comply with applicable merger control rules, Gemalto and Gemplus also have made antitrust filings in Brazil, Colombia, Mexico and Turkey.
In Turkey, Gemalto and Gemplus filed the required notification on March 17, 2006. On May 15, 2006, the Turkish antitrust authority approved the Combination without conditions.
Gemalto and Gemplus made the filing required under Colombian merger control rules on March 27, 2006. The Colombian authority requested additional information, extending the review period until July 4, 2006. If Colombian approval has not been obtained, the Combination will not be consummated in Colombia unless and until such approval has been obtained.
In Brazil and Mexico, where the Combination can be consummated before approval of the relevant competition authorities, Gemalto and Gemplus made the required filings on December 26, 2005 and May 11, 2006, respectively. Gemalto and Gemplus expect that the review period in these jurisdictions will be completed by July 2006 in Mexico and by October 2006 in Brazil.
Operational and structural reorganization of Gemalto pursuant to the Combination
The Board of Directors of Gemalto
Upon completion of the Contribution in Kind, the composition of Gemalto’s Board of Directors was modified to reflect the Combination and to implement the terms of the Combination Agreement. These modifications took effect on June 2, 2006, i.e. upon the satisfaction of the conditions precedent to the Combination.
According to the Issuer’s Articles of Association, the General Meeting of shareholders determines the number of directors (statutaire bestuurders) of Gemalto’s Board of Directors. While the number of directors was previously fixed at seven, the number of directors was increased to eleven on June 2, 2006, i.e. upon completion of the Contribution in Kind, according to a decision of Gemalto’s General Meeting of shareholders held on January 31, 2006. However, until the Board of Directors submits a proposal for the appointment of an eleventh director to a future General Meeting of shareholders for its approval, the Board of Directors will be constituted of ten members.
The effective date of appointment of the new directors by the General Meeting of shareholders held on January 31, 2006 was June 2, 2006. The effective date of appointment of Alex Mandl as Executive Chairman was June 2, 2006, for a period of 18 months, beginning on June 2, 2006 and ending on December 2, 2007.
See Part II — Sections 14.1.1 “Executive Chairman and Chief Executive Officer”, 14.1.2 “Board of Directors” and 16 “Board Practices” of the Contribution in Kind Prospectus which is incorporated by reference in this prospectus for information concerning the members of the Board of Directors and a description of the powers of the Board of Directors, the Executive Chairman and the Chief Executive Officer.
Gemalto Management
A new management structure has been implemented at Gemalto, upon completion of the Contribution in Kind on June 2, 2006, in order to implement the terms of the Combination Agreement.
Through the rapid integration of existing teams, this new structure aims to allow Gemalto to effectively respond to the growing diversity of its clients’ needs.
See Part II — Section 14.1.3 “Senior Management” of the Contribution in Kind Prospectus which is incorporated by reference in this prospectus for a description of Gemalto’s management and information concerning its members.

Board of Directors of Gemplus
The Board of Directors of Gemplus met upon the completion of the Contribution in Kind, i.e. on June 2, 2006, in accordance with the conditions set forth in the Combination Agreement.
As at the date of the completion of the Contribution in Kind, i.e. June 2, 2006, Gemplus’ Board of Directors was composed as follows, each director having a term that will end at the General Meeting of Gemplus shareholders approving the annual accounts for the financial year ending December 31, 2008:

Name	Position within Gemplus	Position within Gemalto
Alex Mandl	Director	Executive Chairman

Olivier Piou	Director	Chief Executive Officer

Daniel Le Gal	Chairman	—

Werner Koepf	Director	—

Michel Soublin	Director	Director
Frans Spaargaren, Chief Administrative Officer of Gemalto since June 2, 2006, currently serves as Chief Executive Officer of Gemplus since such date.
All decisions of Gemplus’ Board of Directors must be approved by an absolute majority of the directors present or otherwise represented and entitled to vote. Each director has the right to cast one vote.

PART II. INFORMATION REGARDING THE ISSUER
1.	PERSONS RESPONSIBLE
1.1.	Persons responsible for the information given in this prospectus
Gemalto N.V.
1.2.	Declaration by those responsible for this prospectus
The Issuer accepts responsibility for the information contained in this prospectus. To the best of the Issuer’s knowledge and belief, having taken all reasonable care to ensure that such is the case, the information contained in this prospectus is in accordance with the facts and contains no omission likely to affect its import. Potential investors should not assume that the information in this prospectus is accurate as of any other date than the date of this prospectus.
Gemalto N.V.
2.	AUDITORS
2.1.	Names and addresses of the auditors
2.1.1.	Statutory Auditors of the financial statements of Gemalto N.V.
PricewaterhouseCoopers Accountants N.V.
Thomas R. Malthusstraat 5
1066 JR Amsterdam
the Netherlands
PricewaterhouseCoopers Accountants N.V. were appointed on January 19, 2004 and reappointed by the annual General Meeting of shareholders held on May 19, 2006. PricewaterhouseCoopers Accountants N.V. are members of the Royal Dutch Institute of Registered Accountants (Koninklijk Nederlands Instituut van Registeraccountants).
2.1.2.	Auditors of the consolidated financial statements of Gemalto N.V. prepared in accordance with IFRS as adopted by the European Union
PricewaterhouseCoopers Audit
63 rue de Villiers
92208 Neuilly sur Seine Cedex
France
3.	SELECTED FINANCIAL INFORMATION
The information regarding this Section is set forth in Part II — Section 3 “Selected financial information” of the Contribution in Kind Prospectus which is incorporated by reference in this prospectus.
4.	RISK FACTORS
See “Risk Factors” above beginning on page 1 of this prospectus.

5.	INFORMATION ABOUT THE ISSUER
The information regarding this Section is set forth in Part II — Section 5 “Information about the Issuer” of the Contribution in Kind Prospectus which is incorporated by reference in this prospectus.

6.	BUSINESS OVERVIEW
The information regarding this Section is set forth in Part II — Section 6 “Business overview” of the Contribution in Kind Prospectus which is incorporated by reference in this prospectus.

7.	ORGANIZATIONAL STRUCTURE
The information regarding this Section is set forth in Part II — Section 7 “Organizational structure” of the Contribution in Kind Prospectus which is incorporated by reference in this prospectus.

8.	PROPERTY, PLANTS AND EQUIPMENT
The information regarding this Section is set forth in Part II — Section 8 “Property, plants and equipment” of the Contribution in Kind Prospectus which is incorporated by reference in this prospectus.

9.	OPERATING AND FINANCIAL REVIEW
The information regarding this Section is set forth in Part II — Section 9 “Operating and financial overview” of the Contribution in Kind Prospectus which is incorporated by reference in this prospectus.

10.	CAPITAL RESOURCES
The information regarding this Section is set forth in Part II — Section 10 “Capital resources” of the Contribution in Kind Prospectus which is incorporated by reference in this prospectus.

11.	RESEARCH AND DEVELOPMENT, PATENTS AND LICENSES
The information regarding this Section is set forth in Part II — Section 11 “Research and development, patents and licenses” of the Contribution in Kind Prospectus which is incorporated by reference in this prospectus.

12.	TREND INFORMATION
The information regarding this Section is set forth in Part II — Section 12 “Trend information” of the Contribution in Kind Prospectus which is incorporated by reference in this prospectus.

13.	PROFIT FORECASTS OR ESTIMATES
Not applicable.

14.	ADMINISTRATIVE, MANAGEMENT, AND SUPERVISORY BODIES AND SENIOR MANAGEMENT
The information regarding this Section is set forth in Part II — Section 14 “Administrative, management, and supervisory bodies and senior management” of the Contribution in Kind Prospectus which is incorporated by reference in this prospectus.

15.	REMUNERATION AND BENEFITS
The information regarding this Section is set forth in Part II — Section 15 “Remuneration and benefits” of the Contribution in Kind Prospectus which is incorporated by reference in this prospectus.

16.	BOARD PRACTICES
The information regarding this Section is set forth in Part II — Section 16 “Board practices” of the Contribution in Kind Prospectus which is incorporated by reference in this prospectus.

17.	EMPLOYEES
The information regarding this Section is set forth in Part II — Section 17 “Employees” of the Contribution in Kind Prospectus which is incorporated by reference in this prospectus.

18.	MAJOR SHAREHOLDERS
The information regarding this Section is set forth in Part II — Section 18 “Major shareholders” of the Contribution in Kind Prospectus which is incorporated by reference in this prospectus.

19.	RELATED PARTY TRANSACTIONS
The information regarding this Section is set forth in Part II — Section 19 “Related party transactions” of the Contribution in Kind Prospectus which is incorporated by reference in this prospectus.

20.	FINANCIAL INFORMATION CONCERNING THE ISSUER’S ASSETS AND LIABILITIES, FINANCIAL POSITION AND PROFITS AND LOSSES
The information regarding this Section is set forth in Part II — Section 20 “Financial information concerning the Issuer’s assets and liabilities, financial position and profits and losses” of the Contribution in Kind Prospectus which is incorporated by reference in this prospectus.

21.	ADDITIONAL INFORMATION
The information regarding this Section is set forth in Part II — Section 21 “Additional information” of the Contribution in Kind Prospectus which is incorporated by reference in this prospectus.

22.	MATERIAL CONTRACTS
The information regarding this Section is set forth in Part II — Section 22 “Material contracts” of the Contribution in Kind Prospectus which is incorporated by reference in this prospectus.

23.	THIRD PARTY INFORMATION AND STATEMENT BY EXPERTS AND DECLARATIONS OF ANY INTEREST
The information regarding this Section is set forth in Part II — Section 23 “Third party information and statement by experts and declarations of any interest” of the Contribution in Kind Prospectus which is incorporated by reference in this prospectus.

24.	DOCUMENTS ON DISPLAY
For the life of this prospectus, the following documents may be inspected as indicated below:
•	The Issuer’s updated Articles of Association are available for inspection in Dutch, English (unofficial translation) and French (unofficial translation) at the Issuer’s address at Koningsgracht Gebouw 1, Joop Geesinkweg 541-542, 1096 AX Amsterdam, the Netherlands, at Axalto International S.A.S., the Issuer’s French subsidiary, whose registered office is located at 6 rue de la Verrerie, 92190 Meudon, France, and on the Issuer’s website (www.gemalto.com) (a certified translation in French of the Issuer’s Articles of Association was initially filed with the registry of the Paris Commercial Court on April 27, 2004 under number 00009787, a free translation in French of the Issuer’s revised Articles of Association was filed with the registry of the Paris Commercial Court on June 6, 2006 under number 47427);

•	historical financial information covering Gemalto for each of the two financial years preceding publication of this prospectus;

•	minutes of the Issuer’s General Meetings of shareholders, the annual accounts and the annual report are available for inspection at the above addresses and on the Issuer’s website;

•	minutes of the General Meeting of shareholders shall be made available to shareholders on the Issuer’s website, within a maximum of three months of the date of the General Meeting of shareholders; and

•	the Contribution in Kind Prospectus, approved by the AFM on June 30, 2006 and is available from the website of the Issuer (www.gemalto.com) as well as free of charge upon request to the Issuer at the following address: Koningsgracht Gebouw 1, Joop Geesinkweg 541-542, 1096 AX Amsterdam, the Netherlands. The Contribution in Kind Prospectus is incorporated by reference in this prospectus.

25.	INFORMATION ON HOLDINGS
The information regarding this Section is set forth in Part II — Section 25 “Information on holdings” of the Contribution in Kind Prospectus which is incorporated by reference in this prospectus.

PART III. INFORMATION REGARDING THE OFFER SHARES

1.	PERSONS RESPONSIBLE
See Part II — Section 1 “Persons Responsible” of this prospectus.

2.	RISK FACTORS
See “Risk Factors” above beginning on page 1 of this prospectus.

3.	KEY INFORMATION

3.1.	Working capital Statement
The Issuer declares that, from its perspective, its net working capital, defined as the capacity to obtain cash and other sources of liquidity, is adequate to meet its obligations over the next twelve months, as from the date of this prospectus.

3.2.	Capitalization and indebtedness
Total consolidated capitalization and net liquidity as of March 31,2006 amounts respectively to $714,311 and $218,441. Such figures are presented according to the form provided by CESR recommendations (CESR/05-054b, paragraph 127).

3.2.1.	Capitalization and Indebtedness
In thousands of US$

Total Current debt	2,231

- Guaranteed	329
- Secured	1,554
- Unguaranteed/ Unsecured	348

Total Non-Current debt (excluding current portion of long —term debt)	5,217

- Guaranteed	5,217
- Secured	—
- Unguaranteed/ Unsecured	—

Shareholder’s equity:

Share capital & share premium	613,456
Treasury shares, fair value & other reserves and cumulative translation adjustment	(9,765)
Retained earnings, including the profit for the year ended December 31, 2005	110,620
Total (minority interest excluded)	714,311

3.2.2.	Net liquidity/(indebtedness)
In thousands of US$

A. Cash	37,397
B. Cash equivalent	188,492
C. Trading securities	—
D. Liquidity (A)+(B)+(C)	225,889

E. Current Bank debt	1,060
F. Current portion of non-current debt	1,171
G. Other current financial debt	—
H. Current Financial Debt (E)+(F)+(G)	2,231

I. Net Current liquidity/(indebtedness) (D)+(H)	223,658

J. Non-current Bank loans	5,217
K. Bonds issued	—
L. Other non-current loans	—
M. Non-current Financial Indebtedness (J)+(K)+(L)	5,217

N. Net Liquidity (I)+(M)	218,441
There is no indirect or contingent indebtedness.

3.3.	Interest of natural and legal persons involved in the issue
No natural or legal person involved in the issue of the Offer Shares has any conflicting interest that is material to the Issuer.
It is nonetheless reminded that Deutsche Bank has been engaged by Gemalto to act as its financial advisor (the “Financial Advisor”) in the context of the Combination. The Financial Advisor and its affiliates have from time to time engaged in, and may in the future engage in, commercial banking, investment banking and financial advisory transactions and services in the ordinary course of their business with the Issuer or any parties related to the Issuer. With respect to some of these transactions and services, the sharing of information is generally restricted for reasons of confidentiality, internal procedures or applicable rules and regulations (including, but not limited to, those issued by the AFM and the French AMF). The Financial Advisor has received and will receive customary fees and commissions for these transactions and services and may come to have interests that may not be aligned or could potentially conflict with those of the Issuer, its shareholders or potential investors.

3.4.	Reasons for the Admission to Trading
This prospectus is published in connection with the Admission to Trading, at the request of Gemalto, of up to 34,486,914 Offer Shares on Eurolist by Euronext Paris.
The Offer Shares will be issued in connection with the Offer, as described in Part I — “The Combination” of this prospectus.

4.	INFORMATION CONCERNING THE OFFER SHARES TO BE ADMITTED TO TRADING

4.1.	Description of the type and the class of the Offer Shares being Admitted to Trading — isin
The Offer Shares and the Existing Shares are all of the same class and are identical to each other, except for the fact that the Offer Shares are not yet admitted to trading on Eurolist by Euronext Paris.
The Offer Shares are not subject to a contractual lock-up.

Share name:	Gemalto
ISIN code:	NL 0000400653
Symbol:	GTO

Euroclear/Clearstream common code:	019223973
Share registry services
The Issuer’s shareholder register is kept by:
Netherlands Management Company B.V.
Parnassustoren, Locatellikade 1, 1076 AZ Amsterdam, the Netherlands

4.2.	Legislation under which the Offer Shares have been created
The Offer Shares will be issued under Dutch law. The Issuer’s shares are not listed on a regulated market in the Netherlands. The Existing Shares are listed on Eurolist by Euronext Paris. In this respect, certain French legislative and regulatory provisions also apply to the Issuer, as described in Part II — Section 5.1.4 “Domicile, legal form and applicable legislation” of the Contribution in Kind Prospectus which is incorporated by reference in this prospectus.

4.3.	Indication of whether the Offer Shares are in registered form or bearer form and whether the Offer Shares are in certificated form or book-entry form
All of the Offer Shares will be registered shares and no certificates representing the Offer Shares may be issued.
The Issuer’s shares are either registered directly on the Issuer’s shareholder register or in an account via Euroclear France through an account holder or a financial intermediary. In the case of the latter, such shares are entered in the Issuer’s shareholder register in the name of Euroclear France.

4.4.	Currency of the Offer Shares
The Offer Shares will be denominated in euros.

4.5.	Description of the rights attached to the Offer Shares, including any limitations of those rights, and procedure for the exercise of those rights
Dividend Rights and the Issuer’s Dividend Policy
Stipulations relating to the distribution of profits and dividends by the Issuer to its shareholders are provided in articles 32 to 35 of its Articles of Association.
Following adoption of the Issuer’s annual accounts by the General Meeting of shareholders, the Issuer may distribute profits, provided that the financial statements show that this is permissible. The Issuer may only pay dividends insofar as its equity exceeds the sum of the issued share capital and the mandatory statutory reserves.
The Board of Directors determines, with due observance of the Issuer’s policy on additions to reserves and on distribution of profits, and taking into account the legal provisions relating to mandatory statutory reserves, what portion of the profit shall be retained by way of reserve. The portion of the profits that shall not be reserved shall be at the free disposal of the General Meeting of shareholders. The General Meeting of shareholders is empowered either to distribute or to withhold in whole or in part the portion of the profits that is at its free disposal. The General Meeting of shareholders may also resolve, upon the recommendation of the Board of Directors, to make distributions charged to the share premium reserve or charged to the other reserves shown in the annual accounts which are not prescribed by the law.
The Board of Directors determines the terms of distributions to shareholders. Subject to having obtained, in accordance with the Articles of Association, the authorization of the General Meeting of shareholders to issue shares, the Board of Directors may grant shareholders the option to choose distribution of dividends in cash or in shares. Before the annual accounts are adopted by the General Meeting of shareholders, the Board of Directors may, at its own discretion and subject to the provisions of Section 105, subsection 4 of Book 2 of the Dutch Civil Code and with due observance of the Issuer’s policy on additions to reserves and on distribution of profits, resolve to distribute one or more interim dividends to shareholders.
The Articles of Association state that the Board of Directors determines the date and the place or places of the distribution of dividends, it being stipulated that there will be at least one place of payment in each country in which the Issuer’s shares are admitted to trading on a regulated market (officiële notering). Persons entitled to a dividend are those registered on the Issuer’s shareholder register at a date determined by the Board of Directors. The payment of dividends and the place of payment are published in a daily national newspaper in the Netherlands and in each country where the shares are admitted to trading on a regulated market.
The Issuer’s current policy on additions to reserves and dividends is that the amount of dividends to be paid by the Issuer to its shareholders shall be determined by taking into consideration the Issuer’s capital requirements, return on capital, current and future rates of return and market practices, notably in its business sector, as regards the distribution of dividends.
The Issuer did not pay any dividend in 2005 in respect of the 2004 financial year, as the Board of Directors has determined with due observance of the Issuer’s policy on additions to reserves and dividends to appropriate the profits to the retained earnings. Furthermore, the Issuer has indicated it will not pay a dividend in 2006 in respect of the 2005 financial year, as the Board of Directors has determined with due observance of the Issuer’s policy on additions to reserves and distributions of dividends to appropriate the profits to the retained earnings.
It is currently contemplated that Gemalto will maintain its policy on dividends distribution. Nevertheless, Gemalto does not exclude the possibility of reviewing this policy anew in light of its new status on financial markets. Gemalto’s new dimension could facilitate its access to capital markets and thus reduce its reserve needs for the financing of the activities and growth of a highly technological company such as Gemalto.
Rights relating to cash dividends or interim dividends distributed but which have not been collected within five years after becoming due and payable shall revert to the Issuer.
When a dividend is paid in the form of shares, any shares in the Issuer that have not been claimed within a period determined by the Board of Directors shall be sold on behalf of the persons entitled to the distribution who failed to claim the shares. The period and the terms of the sale shall be announced in a national daily newspaper in the Netherlands and a national daily newspaper in each country where the shares are admitted to trading on a regulated market. The net proceeds from the sale are made available to the above persons in proportion to their entitlement. Dividends that have not been claimed within five years after the date of the initial distribution in the form of shares shall revert to the Issuer.
Voting Rights
At the general meeting each share confers the right to cast one vote. Unless otherwise stated in the law or the Articles of Association, resolutions shall be adopted by an absolute majority of votes cast in a general meeting in which at least one-fourth of the issued share capital is represented. Blank and invalid votes shall not be counted. If the required issued share capital is not represented, the Board of Directors may convene a further general meeting, to be held within four weeks after the first general meeting, at which resolutions may be adopted by an absolute majority of the votes cast, irrespective of the share capital represented. Blank and invalid votes shall not he counted. Also if the Articles of Association provide for a quorum that is larger than one-fourth of the issued share capital and such quorum is not present, a second meeting may be convened, unless the Articles of Association provide otherwise, at which resolutions may be adopted by an absolute majority of the votes cast, irrespective of the share capital represented.
The Issuer may not cast any votes at a general meeting in respect of shares that it or any of its subsidiaries hold. For the purpose of determining how many shareholders are voting, present or represented, or how much capital is represented at a general meeting, such shares are not taken into account.

Shareholders entitled to vote and holders of a right of usufruct or a right of pledge entitled to vote or their proxies who wish to exercise their right to vote or to attend the general, must sign an attendance list.
Under the Articles of Association, a resolution by the General Meeting of shareholders:
•	to amend the Articles of Association;

•	on a statutory merger (juridische fusie);

•	on a legal demerger (juridische splitsing); and

•	on the dissolution of the Issuer
is capable of being passed upon a proposal by the Board of Directors with a two/thirds majority of the votes cast at a General Meeting of shareholders, at which at least one-third of the issued and outstanding share capital is represented.
Pre-emptive Rights
With the exception of shares issued against a non-cash contribution or shares issued in connection with employee offerings, each shareholder has a pre-emptive right proportional to the number of shares it owns. The General Meeting of shareholders can, upon the proposal of the Board of Directors, limit or exclude such pre-emptive rights. The General Meeting of shareholders can also authorize the Board of Directors to limit or exclude pre-emptive rights, provided that the Board of Directors can only exercise such authority if at that time it also has authority to resolve upon the issue of shares. Any such authority granted to the Board of Directors shall be for a period of no more than five years, subject to renewal. A resolution of the General Meeting of shareholders to limit or exclude pre-emptive rights or to designate the Board of Directors as authorized to resolve upon limiting or excluding of pre-emptive rights requires the approval of at least two-third of the votes cast in a General Meeting of shareholders if in such meeting less than one-half of the issued share capital is represented.
The procedures described above also apply to the granting of rights to subscribe for the Issuer’s shares, but not to the issuing of shares to a person exercising a previously-granted right to subscribe for such shares.
By a shareholders resolution dated March 18, 2004, the Board of Directors has been authorized until March 18, 2009 to (i) issue shares and grant rights to subscribe for shares (within the limits of the Issuer’s authorized share capital) and to determine the conditions of any such issuance or grant (see also Part II — Section 21.2.8 “Conditions governing changes in the capital” of the Contribution in Kind Prospectus which is incorporated by reference in this prospectus) and (ii) limit or exclude pre-emptive rights in connection with an issue of shares or a grant of a right to subscribe for shares.
Liquidation
In the event of the Issuer’s winding-up and liquidation, after payment of all debts, including those related to the liquidation, any assets then remaining shall be distributed among the shareholders in proportion to their shareholdings.
Acquisition by the Issuer of Shares in its Own Capital
Dutch Law
In accordance with Dutch law and the Articles of Association, the Issuer may acquire shares in its own share capital either for no consideration or for valuable consideration, if and in so far as:
•	the Issuer’s shareholders’ equity less the purchase price for these shares does not fall below the sum of the paid-up and called up share capital and any reserves, which must be maintained pursuant to Dutch law, and

•	the aggregate par value of the shares that the Issuer acquires, holds or on which it holds a right of pledge, directly or via its subsidiaries, amounts to no more than one-tenth of the aggregate par value of the issued share capital, and

•	the General Meeting of shareholders has authorized the Board of Directors to acquire such shares, which authorization may be given for a period of no more than eighteen months and which authorization must state the maximum number of shares the Issuer may acquire, the methods of acquisition and the purchase price thresholds).
Notwithstanding the above stipulations, the Issuer may purchase its own shares without the authorization of the General Meeting of shareholders for the purpose of transferring these shares to employees of the Issuer or of a group company (groepsmaatschappij) pursuant to an employee shareholding plan.
No voting rights are attached to shares held by the Issuer or by one of its subsidiaries or to shares in which the Issuer or one of its subsidiaries holds share certificates.
Subject to the provisions laid down by law and on the recommendation of the Board of Directors, the General Meeting of shareholders may decide to cancel shares or share certificates acquired by the Issuer.
Dutch market abuse regulations
Pursuant to Section 46b of the Dutch 1995 Act on the Supervision of the Securities Trade, the Issuer may not acquire shares in its own capital if such acquisition would constitute market manipulation. EC regulation No. 2273/2003 of December 22, 2003 implementing Directive 2003/6/EC of the European Parliament and of the Council as regards exemptions for buy-back programs and stabilization of financial instruments (the “Buy-back and stabilization Regulation”) provides a safe harbor for share buy-back programs. Subject to certain requirements of the Buy-back and stabilization Regulation, the Issuer may benefit from the safe harbor if the sole purpose of the buy-back program is (i) to reduce the Issuer’s share capital, (ii) to meet obligations arising from debt financial instruments which are exchangeable into shares of the Issuer or (iii) to meet obligations arising from employee share option programs or other allocations of shares to employees of the Issuer or of an associate company.
French regulations
As the Existing Shares are admitted to trading on a regulated market in France, the Issuer is also subject to the regulations summarized below.
Pursuant to articles 241-1 et seq. of the General Regulations of the French AMF, the purchase by a company of its own shares is subject, in principle, to the prior publication of a description of the share buy-back program.
In accordance with articles 631-1 et seq. of the General Regulations of the French AMF, a company may not purchase its own shares for the purposes of market manipulation. The Buy-back and stabilization Regulation provides issuers with a safe-harbor within the framework of share buy-back programs as described above.
A company is required to inform the market of all transactions carried out within the framework of the share buy-back program no later than seven trading days after the execution date (except for shares held pursuant to a liquidity agreement complying with the charter of ethics of the Association française des entreprises d’investissement approved by the French AMF and executed with an investment services provider acting independently). This information is communicated on the Issuer’s website or the French AMF website.
Authorization of the Board of Directors to initiate a share buy-back program
Pursuant to a shareholders resolution dated March 18, 2004, the General Meeting of shareholders has authorized the Board of Directors to cause the Issuer to acquire, whether as on or off financial market purchase, shares in the share capital of the Issuer up to a maximum as permitted under Dutch law for a period of eighteen months up to and including November 17, 2005, on such dates and in such tranches as the Board of Directors may deem appropriate.

All in accordance with applicable provisions of Dutch law and the Articles of Association and against a purchase price per share which shall not be less than the par value of the shares to be repurchased and not be more than 110% of the average closing share price per share of the Issuer on Eurolist by Euronext Paris in the five business days preceding the date on which the shares concerned are acquired by the Issuer.
Pursuant to a decision of the General Meeting of shareholders on May 11, 2005, the General Meeting of shareholders has granted the aforementioned authorization to the Board of Directors for a period of eighteen months ending on November 11, 2006.
Initiation of a share buy-back program by the Board of Directors
In accordance with the shareholders resolution dated March 18, 2004, the Board of Directors decided on February 25, 2005 to initiate a share buy-back program.
The note d’information prepared by the Issuer pursuant to article 241-2-II of the General Regulations of the French AMF has received visa n° 05-325 dated April 29, 2005 from the French AMF.
The main elements of this buy-back program are as follows:
French AMF visa: n° 05-325 dated April 29, 2005.
Issuer: Gemalto (then Axalto Holding N.V.)
Securities: Gemalto shares (ISIN code NL0000400653).
Maximum percentage authorized by the Board of Directors to be bought back: 10% of the issued share capital, it being specified that Gemalto may not hold at any time more than 310,000 shares to be affected pursuant to the objectives of the buy-back program set forth below.
Maximum acquisition price per share: the lesser of (i) €30 and (ii) 110% of the average closing share price of the Gemalto share for the last 5 trading days preceding the buy-back.
Minimum acquisition price per share: nominal value of the Gemalto share (that is, €1 per share).
Objectives of the buy-back program:
(i)	to animate the secondary market of the Gemalto share (provided that no more than 110,000 shares may be held at any time for that purpose), such objective being carried out by an investment services provider pursuant to a liquidity agreement complying with the charter of ethics of the Association française des entreprises d’investissement approved by the French AMF; and

(ii)	to grant shares to employees under the terms and arrangements prescribed by law, including within the context of participation by the employees in the results of the Issuer’s expansion, of share purchase option schemes or through an Issuer savings plan (provided that no more than 200,000 shares may be acquired for that purpose).
Duration of the buy-back program: eighteen months as from the date of the start of trading of the Gemalto shares on the Premier Marché (now the Eurolist) of Euronext Paris, that is, until November 17, 2005 (included).
On September 2, 2005 and April 28, 2006 the Board of Directors modified the terms of the liquidity program, so as to:
•	extend the duration of the liquidity program, in accordance with the authorization by the annual General Meeting of shareholders held on May 11, 2005, until November 11, 2006;

•	increase the maximum price for the Issuer to acquire shares in its own share capital from €30 up to €45 per share, all in accordance with applicable provisions of Dutch law, the Articles of Association and the authorization by the annual General Meeting of shareholders held on May 11, 2005;

•	increase the maximum number of shares that the Issuer may own in its own share capital at any point in time, pursuant to the market making objective, from 110,000 shares up to 200,000 shares.
On May 31, 2006, the Issuer held 263,056 of its own shares.
Convertible securities, exchangeable securities or securities with warrants
Other than those described in Part II- Section 17.3 “Arrangements for involving the employees in the capital of the Issuer” of the Contribution in Kind Prospectus which is incorporated by reference in this prospectus, there are no other securities conferring the right to the Issuer’s share capital as per December 31, 2005.

4.6.	Statement of the resolutions, authorizations and approvals by virtue of which the Offer Shares will be issued
On March 10, 2004, the General Meeting of shareholders authorized the Board of Directors to (i) issue shares and grant rights to subscribe for shares (within the limits of the Issuer’s authorized share capital) and to determine the conditions of any such issuance or grant and (ii) limit or exclude pre-emptive rights in connection with an issue of shares or a grant of rights to subscribe for shares.
Gemalto’s Board of Directors met on December 6, 2005 and unanimously approved the Combination, as described in Part I “The Combination” of this prospectus. Consequently, in accordance with applicable Dutch law, the Board of Directors convened a General Meeting of shareholders in order to submit the terms of the Combination for shareholder approval.
On January 31, 2006 the General Meeting of Shareholders approved, with the requisite majority, the Combination and all the operations necessary to carry out the Combination.
The Board of Directors of Gemalto met again on April 11, 2006 and expressly authorized Olivier Piou, Chief Executive Officer of Gemalto, to take any decisions and measures necessary or that he deems to be useful to carry out the terms of the Combination, including the issue of the Offer Shares.
Being authorized by the Board of Directors, and having the approval of the General Meeting of shareholders, Olivier Piou will issue the Offer Shares upon completion of the Offer.

4.7.	issue date of the Offer Shares and expected date of admission to trading
The Offer Shares will be issued upon completion of the Offer. The Issuer expects that the Admission to Trading of the Offer Shares (the number of Offer Shares to be issued depending upon the number of Gemplus shares tendered in the Offer) will occur on the settlement date of the Offer, which should occur on the third business day following the announcement by the French AMF of the final results of the Offer, which is expected on the ninth business day following the last date of the Offer period.

4.8.	Restrictions on the free transferability of the Offer Shares
The Articles of Association contain no restriction on the free transferability of the securities that comprise the Issuer’s share capital.

4.9.	Mandatory takeover bids and/or squeeze-out and sellout rules in relation to the Offer Shares
Under Dutch law there is currently no statutory obligation for a shareholder whose interest in the Issuer’s share capital or voting rights passes a certain threshold to launch a public offer for all or part of the shares in the Issuer. There is no obligation for a person required to declare his/her interest in the Issuer’s share capital or voting rights to declare his/her intentions for the coming months.
However, when the EU ‘Takeover’ Directive (2004/25/EC) is implemented in the Netherlands, a shareholder who has acquired an interest in the Issuer’s share capital or voting rights that exceeds a certain threshold will be obliged to launch a public offer for all outstanding shares in the Issuer’s share capital unless an exception applies. The legislative proposal that was submitted on December 23, 2005 for the implementation of the EU ‘Takeover’ Directive in the Netherlands proposes to set such threshold at 30%.
The Articles of Association of the Issuer provide that any person who is required to give notice under the Disclosure of Holdings Act (as described in Part II — Section 21.2.7 “Ownership thresholds above which shareholder ownership must be disclosed” of the Contribution in Kind Prospectus which is incorporated by reference in this prospectus) of a direct or indirect acquisition of an interest in the Issuer’s capital or voting rights, from which it follows that the percentage of capital interest of voting rights held by such person has passed a threshold of 25% (or, after the replacement of the Disclosure of Holdings Act by the Act on Disclosure as described in Part II — Section 21.2.7 “Ownership thresholds above which shareholder ownership must be disclosed” of the Contribution in Kind Prospectus which is incorporated by reference in this prospectus, a threshold of 33%) (a ‘Substantial Interest Holder‘) will not be entitled to exercise his/her voting rights unless the Substantial Interest Holder has launched (or caused to be launched) an unconditional public offer to purchase, at a fair price, all issued and outstanding shares in the Issuer’s share capital, as well as all issued and outstanding financial instruments giving rights to shares in the Issuer’s capital or voting rights.
Any shareholder who qualifies as a Substantial Interest Holder may, instead of launching a public offer as described above, request the Issuer to designate one or more persons who are unconditionally prepared to purchase from the Substantial Interest Holder the number of shares by which his/her holding exceeds the threshold of 25% (or 33%, if applicable) against a purchase price in cash to be determined by an independent expert designated jointly by the Issuer and the Substantial Interest Holder, or, if no agreement is reached within ten days after the request is made, by the Chairman of the Royal Institute of Registered Accountants (Koninklijk Nederlands Instituut van Registeraccountants). The Substantial Interest Holder may revoke his/her request at any time and/or refuse to sell the shares stated in the request sent to the Issuer. In each case, voting rights will remain suspended until the Substantial Interest Holder has made a public offer as described above. If the Issuer fails to comply with such a request within three months of receipt, the voting rights of the shareholder concerned will revive. In this case, the shareholder will be deemed to have made a public offer for purposes of the Articles of Association.
A shareholder holding shares which under the Disclosure of Holdings Act (or, after replacement, the Act on Disclosure) must be taken into account by a Substantial Interest Holder (a “Co-Substantial Interest Holder”) must without delay notify the Issuer of his identity and of the identity of the Substantial Interest Holder. A Substantial Interest Holder must without delay notify the Issuer of any Co-Substantial Interest Holder. Any Co-Substantial Interest Holder shall not be entitled to the voting rights attached to any of his shares, unless the Co-Substantial Interest Holder or the Substantial Interest Holder concerned has launched, or caused to be launched, a public offer as described above.
If a shareholder holds shares in the course of its normal business as a custodian and if those shares must under the Disclosure of Holdings Act (or, after replacement, the Act on Disclosure) be taken into account by a Substantial Interest Holder, then such custodian shall not be entitled to the voting rights attached to any of his shares from the day we have notified him to that effect until the day we have notified him that such rights revive. This suspension of voting rights shall not apply if the Substantial Interest Holder has made a public offer as described above.
The obligations mentioned in the preceding paragraphs do not apply to the Issuer or to persons who have been made exempt from these obligations in accordance with the conditions and limitations determined by the Board of Directors, taking into account the interests of all shareholders and all other persons who, pursuant to the law or the

Articles of Association, are associated with the Issuer. This exemption can only be granted if the Board of Directors determines that such exemption is required to facilitate an orderly disposal of shares causing the threshold of 25% (or 33%, if applicable) to be exceeded.
Dutch Squeeze-out Proceedings
Pursuant to article 2:92a of the Dutch Civil Code, a shareholder who for its own account holds at least 95% of the Issuer’s issued share capital may institute proceedings against the Issuer’s joint other shareholders (gezamenlijke andere aandeelhouders) for the transfer of the shares held by those other shareholders. The proceedings are held before the Enterprise Chamber of the Court of Appeal in Amsterdam (ondernemingskamer van het gerechtshof te Amsterdam) and must be instituted by means of a writ of summons served upon the minority shareholders in accordance with the provisions of the Dutch Code of Civil Procedure (Wetboek van Burgerlijke Rechtsvordering). If the claim for a squeeze-out is allowed, it is allowed in relation to all minority shareholders. The Enterprise Chamber and will determine the price to be paid for the shares, if necessary after appointment of one or three experts who will advise the Enterprise Chamber on the value of the shares to be transferred. Once the order to transfer of the Enterprise Chamber has become final, the person acquiring the shares shall give written notice of the purchase price and the date and place of payment to the holders of the shares to be acquired whose addresses are known to him. Unless the addresses of all of them are known to him, he shall also publish the same in a daily newspaper with a national circulation.
With the implementation of the EU ‘Takeover’ Directive, the rules for squeeze-out procedures will be supplemented. The legislative proposal for the implementation of the EU ‘Takeover’ Directive explicitly confirms that the offeror under a public offer is also entitled to start a squeeze-out procedure if it holds on its own account 95% issued share capital and voting rights. A claim for a squeeze-out must be filed with the Enterprise Chamber within three months after the end of the period for tendering shares in the public offer. If the Enterprise Chamber allows the claim, it will determine a fair price to be paid for the shares. If the public offer was a mandatory public offer, the price offered for the shares in the public offer will, in principle, be deemed to be a fair price for the squeeze-out. In the event of a voluntary public offer, the price offered for the shares in the public offer will also, in principle, be deemed to be a fair price for the squeeze-out, provided that 90 percent of the shares to which the public offer related have been acquired at such a price in the public offer. Alternatively, the Enterprise Chamber may decide to appoint one or three experts to advise on the value of the shares to be transferred. For the case that the offeror in a public offer does not file a claim for a squeeze-out, the legislative proposal for the implementation of the EU ‘Takeover’ Directive also entitles those minority shareholders that have not already tendered their shares in the public offer to the right of a squeeze-out. This right will be conditional on the offeror in the public offer having acquired 95% of the share capital representing at least 95% of the voting rights. The same procedure as for squeeze-out procedures initiated by the offeror in the public offer applies to the price and the claim also needs to be filed with the Enterprise Chamber within three months after the end of the period for tendering shares into the public offer.

4.10.	An indication of public takeover bids by third parties in respect of the Issuer’s equity, which have occurred during the last financial year and the current financial year.
No third parties have initiated any public takeover bids for the Issuer’s shares during the past financial year or the current financial year, as of the date of this prospectus.

4.11.	Information concerning withholding taxes
Dividends paid by the Issuer generally are subject to a withholding tax imposed by the Netherlands at a rate of 25%. The Issuer is responsible for the withholding of taxes at the source. The term ‘dividends paid’ as used herein includes, but is not limited to:
•	Dividends in cash or in kind, deemed and constructive distributions;

•	Liquidation proceeds, proceeds from the redemption of paid-up capital (gestort kapitaal) or, as a rule, consideration for the repurchase of shares by the Issuer in excess of the average paid-up capital recognized for Dutch dividend withholding tax purposes;

•	The par value of shares issued to a shareholder or an increase of the par value of already issued shares, to the extent that it does not appear that a contribution, recognized for Dutch dividend withholding tax purposes, has been made or will be made;

•	Partial repayment of paid-up capital (gestort kapitaal) which (i) is not recognized as such for Dutch dividend withholding tax purposes or (ii) is recognized as such for Dutch dividend withholding tax purposes, if and to the extent that there are net profits (zuivere winst) within the Issuer, unless the General Meeting of shareholders has resolved in advance to make such repayment and provided that the par value of the shares concerned has been reduced by an equal amount by way of an amendment to the Articles of Association.
Shareholders residing in a country other than the Netherlands may, if provided by an applicable tax treaty, be eligible for a full or partial exemption from, or refund of, Dutch dividend withholding tax.
Under the Treaty, dividends paid by the Issuer to a shareholder not residing in the Netherlands and resident in France can generally benefit from a reduction in the rate of Dutch dividend withholding tax from 25% to 15% or, in the case of certain qualifying shareholders owning at least 25% of the Issuer’s share capital, a reduction in the rate of Dutch dividend withholding tax to 5%, unless the shares held by the French resident are attributable to a business operating fully or partially through a permanent establishment or representative in the Netherlands.
According to an anti-dividend stripping provision, no exemption from or reduction or refund of Dutch dividend withholding tax will be granted if the recipient of a dividend is not considered to be the beneficial owner of such dividend under Dutch tax law.
See Part II — Section 20.4.2.2 “French Law” of the Contribution in Kind Prospectus which is incorporated by reference in this prospectus for a discussion of tax treatment under French law.

5.	PLAN OF DISTRIBUTION OF THE OFFER SHARES AND THE EXCHANGE RATIO FOR THE OFFER SHARES

5.1.	Plan of distribution and allotment
None

5.2.	exchange ratio for the Offer Shares
The exchange ratio for the Offer is 2 Gemalto Offer Shares for every 25 Gemplus shares and is the same as that for the TPG and Quandt Family Contribution in Kind (see Part I — “The Combination” of this prospectus for a more detailed description of the Contribution in Kind.)

6.	ADMISSION TO TRADING AND DEALING ARRANGEMENTS

6.1.	Statement regarding the application for admission to trading on a regulated market
Application has been made for the Admission to Trading of the Offer Shares on Eurolist by Euronext Paris.

6.2.	Regulated markets on which securities of the same class as the Offer Shares are already admitted to trading
The Issuer’s Existing Shares are admitted to trading on Eurolist by Euronext Paris. Since September 1st, 2005, the Issuer has been part of the SBF 120 index.

See Part III — Section 4.1 — “Description of the Type and Class of the Offer Shares Being Admitted to Trading — ISIN” of this prospectus.

6.3.	Information concerning any simultaneous operations
In connection with the filing of the Offer with the French AMF on June 1, 2006, the Contribution in Kind was completed on June 2, 2006. See Part I — “The Combination” of this prospectus for a more detailed description of this operation.

6.4.	Entities which have a firm commitment to act as intermediaries in secondary trading
Within the framework of the Issuer’s share buy-back program, as described in Part III — Section 4.5 “Description of the rights attached to the Offer Shares, including any limitations of those rights, and procedure for the exercise of those rights: Acquisition by the Issuer of Shares in its Own Capital” of this prospectus, the Issuer entered into a liquidity contract, on May 10, 2005, with SG Securities (Paris) SAS. Such agreement complies with the charter of ethics of the Association française des entreprises d’investissement approved by the French AMF.

6.5.	Stabilization
Not applicable

7.	SELLING SECURITIES HOLDERS
Not applicable

8.	EXPENSE OF THE ISSUE

8.1.	estimate of the total expenses of the issue
The issue of the Offer Shares is the second step of a two-step transaction leading to the Combination of Gemalto and Gemplus (see Part I — “The Combination” of this prospectus). As a result, the total expenses incurred by Gemalto in the context of the issue of the Offer Shares shall be considered together with the expenses incurred by Gemalto in the context of the Combination. As of December 31, 2005, Gemalto has deferred $2.1 million of costs incurred in the second half of 2005 for the preparation, execution and announcement of the Combination Agreement. These costs consist mainly of lawyers and public relations firms fees.

9.	DILUTION
Breakdown of share capital resulting from the issue of the Contribution in Kind Shares

	Number of shares	% of share capital	% voting rights
Directors	120,000	0.19	0.19
Employees	285,022	0.46	0.46
TPG	12,744,448	20.37	20.46
Quandt Family	9,240,656	14.77	14.83
Fidelity Funds — SICAV	1,882,839	3.01	3.02
Public	38,027,518	60.78	61.04
Treasury shares(1)	263,056	0.42	0

Total	62,563,539	100	100

Total ex treasury shares	62,300,483	—	—

(1)	On May 31, 2006, Gemalto held 263,056 of its own shares acquired pursuant to the liquidity program and the share buy-back program for vested stock options (see Part II — Section 21.1.3 “Number, book value and face value of shares in the Issuer held by or on behalf of the Issuer itself or by subsidiaries of the Issuer” of the Contribution in Kind Prospectus which is incorporated by reference in this prospectus).
Breakdown of share capital after completion of the Offer
Upon completion of the Offer, and on the basis of 100% of the Gemplus outstanding shares being tendered, the breakdown of Gemalto’s share capital will be the following:

	Non diluted(1)			Fully Diluted(1)(2)
					% of
	Number of	% of share	% voting	Number of	share	% voting
	shares	capital	rights	shares	capital	rights
Directors	120,000	0.13	0.13	841,600 (3)	0.88	0.89
Gemalto Employees	285,022	0.31	0.31	555,922	0.58	0.59
TPG	12,744,448	13.99	14.03	12,744,448	13.39	13.42
Quandt Family	9,240,656	10.14	10.17	9,240,656	9.71	9.73
Fidelity Funds — SICAV	1,882,839	2.07	2.07	1,882,839	1.98	1.98
Public	66,591,827	73.07	73.29	66,591,827	69.95	70.15
Treasury shares(4)	263,056	0.29	0	263,056	0.28	0
Gemplus Employees	0	0	0	3,077,293	3.23	3.24

Total	91,127,848	100	100	95,197,641	100	100

Total ex treasury shares	90,864,792			94,934,585

(1)	On the basis of the number of Gemplus outstanding shares as at April 28, 2006, i.e., 630,869,306 Gemplus shares (excluding the 761,465 Gemplus Treasury shares held, as at April 28, 2006 that will not be tendered to the Offer).

(2)	Taking into account Gemplus and Gemplus S.A., Gemplus’ main French subsidiary, stock options and Gemplus S.A. shares exchangeable for Gemplus shares, as at December 31, 2005, which may give rise to the issuance of 80,786,511 Gemplus shares.

(3)	Alex Mandl holds 9,000,000 Gemplus options currently exercisable and 3,000,000 options exercisable as of August 29,2006. As such, upon completion of the Offer and in the event that Alex Mandl exercises all of his Gemplus options then available (i.e. 9,000,000) and tenders to the Offer the 9,000,000 Gemplus shares he would hold pursuant to the exercise of such options, Alex Mandl would as a result hold 720,000 Gemalto shares, based on the exchange ratio described in Part III — Section 5.2 — “Exchange Ratio for the Offer Shares” of this prospectus. Beginning on August 29, 2006, Alex Mandl would be able to benefit from a mechanism proposed by Gemalto available to holders of Gemplus and Gemplus SA (a French subsidiary of Gemplus) options upon completion of the Offer, described in the Offer document (note d’information), that would give him access to 240,000 additional Gemalto shares. Additionally, David Bonderman and Johannes Fritz each hold 10,000 Gemplus options exercisable as of August 29, 2006.

(4)	As of May 31, 2006 (see note 3 supra).
Further details on the breakdown of the share capital after the Offer will be provided in the Offer document (note d’information), which will receive the French AMF visa prior to its publication.

10.	ADDITIONAL INFORMATION

10.1.	Statement regarding the Issuer’s Financial Advisor
Deutsche Bank has acted as the Issuer’s financial advisor in connection with the Combination.

10.2.	Auditors’ Report
Other than as set forth in Part II — Sections 20.1.6 “Independent auditors’ report on the consolidated financial statements”, 20.2.1.2 “Independent auditors’ report on the statutory financial statements”, 20.2.1.4 “Independent auditors’ report on the cash flow statement for the period ended December 31, 2003”, 20.2.2.10 “Independent auditors’ report on the statutory financial statements”, 20.2.3.11 “Independent auditors’ report on the statutory financial statements” and 20.7.6 “Independent auditors’ report on the unaudited pro forma condensed combined financial information” of the Contribution in Kind Prospectus which is incorporated by reference in this prospectus, the auditors, as identified in Part II — Section 2 “Auditors” of this prospectus, have not audited or reviewed or otherwise produced a report with respect to the information set forth in any part of this prospectus.

10.3.	Confirmation of Information Reproduced in the Securities Note
Not applicable

10.4.	Third Party Sources
Not applicable

INCORPORATION BY REFERENCE
The following documents are incorporated by reference in this prospectus:
-	Contribution in Kind Prospectus.
Documents incorporated by reference in this prospectus are available from the website of the Issuer (www.gemalto.com) as well as free of charge upon request to the Issuer at the following address: Koningsgracht Gebouw 1, Joop Geesinkweg 541-542, 1096 AX Amsterdam, the Netherlands.